                                                                  EXHIBIT 10.101


                                                                  Execution Copy






                            ENERGY SERVICES AGREEMENT

                                     BETWEEN

                       EAST COAST POWER L.L.C., AS SELLER

                                       AND

                         TOSCO REFINING, L.P., AS BUYER
















                          DATED AS OF FEBRUARY 14, 2000

                                TABLE OF CONTENTS

                            ENERGY SERVICES AGREEMENT


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      Article 1.      DEFINITIONS AND INTERPRETATION...........................................................   4
         1.1          Definitions..............................................................................   4
         1.2          Interpretation...........................................................................  39

      Article 2.      TERM OF THIS AGREEMENT...................................................................  41
         2.1          Term.....................................................................................  41
         2.2          Early Termination by Seller..............................................................  41

      Article 3.      REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS..........................................  42
         3.1          Representations and Warranties of the
                      Parties.  ...............................................................................  42
         3.2          Additional Representations and Warranties of
                      Buyer....................................................................................  43
         3.3          Additional Representations and Warranties of
                      Seller...................................................................................  44
         3.4          Buyer's Acknowledgment...................................................................  46

      Article 4.      CONSTRUCTION AND OPERATION OF THE FACILITY...............................................  47
         4.1          Construction and Operation of the Facility...............................................  47
         4.2          In-Service Date..........................................................................  53
         4.3          Incentives for Timely Completion.........................................................  58
         4.4          Ownership of Facility and Appurtenant
                      Systems.  ...............................................................................  60
         4.5          Information from Buyer...................................................................  60
         4.6          Operational Testing and Purchase of Test
                      Period Electricity.......................................................................  61
         4.7          Commercial Operation Notices.............................................................  62
         4.8          Termination on Account of Delay in Commercial
                      Operations Date..........................................................................  62

      Article 5.      ELECTRICITY SUPPLY.......................................................................  63
         5.1          Electricity Quality......................................................................  63
         5.2          Electricity Quantity.....................................................................  64
         5.3          Nominated Load...........................................................................  66
         5.4          Interim Changes to Nominated Load........................................................  66
         5.5          Electricity Scheduling...................................................................  68
         5.6          Title; Risk of Loss......................................................................  68
         5.7          Back-up Electricity Arrangements.........................................................  68
         5.8          Closure of Buyer's Facilities............................................................  73
         5.9          Sales of Electricity to Third Parties....................................................  74
         5.10         Replacements, Improvements or Additions to
                      the Facility.............................................................................  77
         5.11         Qualifying Facility Status...............................................................  82
         5.12         On-site Generation Facility Status.......................................................  82


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
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      Article 6.      PRICE FOR ELECTRICITY...................................................................   82
         6.1          Price...................................................................................   82
         6.2          Annual Budget...........................................................................   84
         6.3          Purchases of Fuel; Use of Distillate....................................................   88
         6.4          Optional Electricity Purchases from a Third
                      Party...................................................................................   91
         6.5          Optional Long Term Electricity Purchases from
                      Third Parties...........................................................................   94
         6.6          Adjustments to Fixed Facility Charge
                      Component...............................................................................   97
         6.7          Insurance...............................................................................  100

      Article 7.      ALLOCATION OF NET REVENUES OR LOSSES AND BACK-UP
                      ENERGY COSTS............................................................................  103
         7.1          Defined Terms...........................................................................  103
         7.2          Allocation of Net Revenues or Losses....................................................  108
         7.3          Minimum Allocation to Seller............................................................  111
         7.4          Allocation of Infineum Net Revenues or Losses
                      and Power Augmentation Revenues.........................................................  112
         7.5          Distribution of Buyer's Share of Net Revenues
                      or Losses, Infineum Net Revenues or Losses
                      and Power Augmentation Revenues.........................................................  112
         7.6          Allocation and Reconciliation of Net Back-up
                      Energy Costs............................................................................  112

      Article 8.      METERING................................................................................  113
         8.1          Measurement Location....................................................................  113
         8.2          Electricity Measuring Equipment and Stations............................................  113
         8.3          Fuel Measuring Equipment and Stations...................................................  116
         8.4          Testing.................................................................................  117
         8.5          Corrections.............................................................................  118
         8.6          Maintenance and Records.................................................................  119

      Article 9.      INVOICES AND PAYMENT....................................................................  119
         9.1          Billing.................................................................................  119
         9.2          Payment.................................................................................  121
         9.3          Annual Reconciliation of Steam Btu Credit and
                      Related Calculations....................................................................  121
         9.4          Adjustments.............................................................................  122
         9.5          Audit Rights............................................................................  123
         9.6          Books and Records.......................................................................  123

      Article 10.     TAXES...................................................................................  124

      Article 11.     DEFAULT AND REMEDIES....................................................................  124
         11.1         Seller Default..........................................................................  124
         11.2         Buyer Default...........................................................................  126


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         11.3         Remedies................................................................................  128
         11.4         Damages.................................................................................  128
         11.5         Limitation on Liability for Damages.....................................................  128
         11.6         Duty to Mitigate........................................................................  130

      Article 12.     FORCE MAJEURE...........................................................................  130
         12.1         Force Majeure...........................................................................  130
         12.2         Force Majeure Defined...................................................................  131

      Article 13.     INDEMNIFICATION.........................................................................  133
         13.1         Indemnification for Claims..............................................................  133
         13.2         Notice..................................................................................  133
         13.3         Defense.................................................................................  134
         13.4         Survival of Indemnifications............................................................  135

      Article 14.     DISPUTE RESOLUTION......................................................................  135
         14.1         Dispute Resolution......................................................................  135
         14.2         Binding Arbitration.....................................................................  136
         14.3         Presumptions............................................................................  139

      Article 15.     ASSIGNMENT..............................................................................  140
         15.1         General.................................................................................  140
         15.2         Permitted Assignments...................................................................  140
         15.3         Sale of Bayway Refinery.................................................................  140
         15.4         Assignment Conditions...................................................................  140
         15.5         Survival of Guarantees; Substitute
                      Guarantors..............................................................................  142
         15.6         Further Assurances......................................................................  147
         15.7         Violations a Default; Further Remedies..................................................  147

      Article 16.     NOTICES.................................................................................  148
         16.1         General.................................................................................  148
         16.2         Changes.................................................................................  150
         16.3         Holidays................................................................................  150

      Article 17.     CONFIDENTIALITY.........................................................................  150

      Article 18.     FURTHER ASSURANCES; OTHER FACILITIES....................................................  152
         18.1         General.................................................................................  152
         18.2         First Amendment to the Steam Agreement..................................................  152
         18.3         Permits and Governmental Approvals......................................................  153
         18.4         Financing...............................................................................  153
         18.5         Additional Consideration................................................................  154

      Article 19.     MISCELLANEOUS...........................................................................  154
         19.1         Severability............................................................................  154
         19.2         Captions, Titles and Headings...........................................................  155
         19.3         Governing Law...........................................................................  155


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         19.4         Non-Waiver..............................................................................  155
         19.5         Relationship of the Parties.............................................................  155
         19.6         Existing Plant..........................................................................  156
         19.7         Parties in Interest.....................................................................  156
         19.8         Non-Dedication of Facility..............................................................  157
         19.9         Modification............................................................................  157
         19.10        Entire Agreement........................................................................  157
         19.11        Attorneys' Fees.........................................................................  157
         19.12        Costs and Expenses......................................................................  157
         19.13        Counterparts............................................................................  158
         19.14        Survival of Obligations.................................................................  158


         Exhibits

         Exhibit A       Delivery Point and Metering Point
         Exhibit B       Heat Rate Table
         Exhibit C       Parent Guaranty
         Exhibit D       Pro Forma Analysis of Project
         Exhibit E       Scope Description
         Exhibit F       Steam Btu Credit
         Exhibit G       Sample of Facility Budget
         Exhibit H       Reimbursement Agreement
         Exhibit I       Construction Contract Terms and Conditions
         Exhibit J       O&M Contract Terms and Conditions
         Exhibit K       Electricity Specifications Sheet
         Exhibit L       Fuel Specifications
         Exhibit M       Sample Reallocation of Back-up Electricity
                         Charges
         Exhibit N       Sample Invoice
         Exhibit O       Form of Assignment and Assumption
                         Agreement
         Exhibit P       Form of First Amendment to Steam Agreement

                            ENERGY SERVICES AGREEMENT


         This ENERGY SERVICES AGREEMENT (this "Agreement"), dated as of February 14, 2000, between EAST COAST POWER L.L.C., a Delaware limited liability company ("Seller"), and TOSCO REFINING, L.P., a Delaware limited partnership ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Buyer presently operates and maintains the Bayway Refinery (as hereinafter defined), which requires steam and electricity in its industrial processes and for other purposes;

         WHEREAS, Cogen Technologies Linden Venture, L.P., a Delaware limited partnership and an Affiliate of Seller ("Cogen"), presently owns, operates and maintains the Existing Plant (as hereinafter defined), which produces steam for delivery to the Bayway Refinery;

         WHEREAS, Seller wishes to construct the Facility (as hereinafter defined);

         WHEREAS, Buyer wishes to purchase from Seller Electricity from the Facility, and Seller wishes to sell Electricity to Buyer, upon the terms and subject to the conditions set forth herein, and Seller and Buyer further desire that Seller shall sell excess Electricity from the Facility to Third Parties and share in any net benefits from those sales upon the terms and subject to the conditions set forth herein;

         WHEREAS, Cogen presently sells steam from the Existing Plant to Bayway Refining Company, a Delaware corporation ("Bayway"), for use at the Bayway Refinery under the Agreement for the Sale of Steam between Cogen and Bayway, dated as of April 8, 1993 (as amended from time to time, the "Steam Agreement"), and Bayway may require additional steam for use at the Bayway Refinery and wishes to purchase from Cogen, and Cogen wishes to sell to Bayway, additional steam, and Seller and Bayway have agreed to provide for such purchase and sale by amending the Steam Agreement;

         WHEREAS, Buyer presently owns and operates a 27kV substation situated within the Bayway Refinery that is presently in working condition and which will be upgraded or replaced (the "27kV Substation"), and Seller and Buyer wish to interconnect the 27kV Substation and the Facility with the transmission facilities of the PJM Interconnection, L.L.C. at a new 230kV interconnection;

         WHEREAS, the Parties contemplate that the Facility will be located on land owned by Bayway and leased to Cogen (the

"Existing Site") in accordance with the Ground Lease Agreement, dated as of August 1, 1990, between Cogen and Exxon Corporation ("Exxon"), and subsequently assigned by Exxon to Bayway, as in effect on the date hereof, relating to the Existing Site, (as amended from time to time, the "Existing Ground Lease Agreement");

         WHEREAS, the development and construction of the Facility and the transactions contemplated hereby, subject to the limitations and qualifications herein, are intended to satisfy any rights or obligations of either Cogen or Bayway pursuant to Article 7 of the Existing Ground Lease Agreement; and

         WHEREAS, Seller and Buyer wish to set forth herein their respective rights and obligations relative to the development, construction and operation of the Facility, the integration of the Facility and the Bayway Refinery and other matters set forth above.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

ARTICLE 1.        DEFINITIONS AND INTERPRETATION

         1.1 Definitions. As used in this Agreement, the following terms when initially capitalized in this Agreement shall have the following meanings:

         "27kV Substation" has the meaning assigned to it in the recitals hereof.

         "Additional Generation Facility" means the additional generation facility that may be developed by Seller on property leased from Buyer or Buyer's Affiliate at the Bayway Property pursuant to a lease executed simultaneously with this Agreement.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. Solely for the purposes of defining the term Affiliate, "Control," when used with respect to any Person, means the possession of the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing. The ownership, directly or indirectly, of 10% or more of the voting securities of any Person shall constitute "Control" of such Person. Enron Corp., El Paso Energy Corporation and their respective affiliates shall be deemed to be Affiliates of Seller.


         "Agreement" means this Energy Services Agreement, including all exhibits hereto, as amended from time to time.

         "Annual Budget" has the meaning assigned to it in Section 6.2.

         "Annual Period" means any one of a succession of consecutive twelve
(12) Month periods beginning on January 1st and ending on December 31st, except for the first such period, which shall begin on the Commercial Operations Date and end on the following December 31st, and the last such period, which shall begin on January 1, 2017 and end on April 30, 2017.

         "Appurtenant Systems" means the equipment and facilities, including measuring equipment, metering stations, Seller's on-site natural gas facilities, condensate pipelines, wastewater discharge pipelines, Steam pipelines, a day tank with associated pumps, piping and controls for distillate Fuel on the Existing Site, to be installed by Seller and located at the Facility.

         "Average Heat Rate" means, for any hour, the quotient of:

                  (a) the quantity of Fuel consumed in the Facility expressed in Btu, less
                  (b)      the Steam Btu Credit,
                           divided by
                  (c) the total quantity of Electricity (in kWh) produced by the Facility during such hour, as measured by the meter designated as "ECP #1" on Exhibit A.

         "Avoided Cost of Fuel" means the cost of fuel, in $/MMBtu, that would otherwise have been consumed at the Existing Plant (including the cost of transportation and related services necessary for the purchase of such fuel, inclusive of all Taxes) to produce Steam, when such Steam is delivered to the Existing Plant from the Facility or, if the Existing Plant is not operating, the Cost of Fuel.

         "Back-up Demand Charge Component" means (a) the actual charges incurred by Seller to reserve back-up Electricity for Buyer at the Bayway Refinery pursuant to Section 5.7A, less (b) any Back-up Demand Costs Chargeable to Infineum Sales.

         "Back-up Demand Costs Chargeable to Infineum Sales" means the allocation for back-up demand costs agreed to by the Parties pursuant to Section 5.9C(ii).

         "Back-up Energy Component" means, for any Month:

         (a)      the product of:
                  (i) an estimate of the quantity of Fuel that would have been consumed at the Facility had the Facility generated a quantity of energy equivalent to the quantity of back-up energy delivered to Buyer (less the quantity of any back-up energy Buyer is responsible to pay for pursuant to Section 5.7B(i)-(vi)) and
                  (ii) an estimate of the price of Fuel that would have been consumed at the Facility had the Facility generated such quantity of energy, plus

         (b) an estimate of the cost of Variable O&M Charges that would have been incurred if the Facility had generated such quantity of energy,

         less

         (c) an estimate of the Steam Credit that would have resulted had the Facility generated such quantity of energy.

For purposes of estimating the quantity of Fuel, Variable O&M Charges and Steam Credit in (a), (b) and (c) above, it shall be assumed that the Facility operated to produce such energy at normal operating conditions experienced during the first Month prior to the Month in which such quantity of back-up energy was purchased during which normal operating conditions prevailed and, for the price of Fuel and the Avoided Cost of Fuel (used in the estimate of the Steam Credit), the prices available to the Facility and the Existing Plant, respectively, during the period in which such quantity of back-up energy was purchased shall be used.

         "Back-up Energy Costs Chargeable to Infineum Sales" means the allocation for back-up energy costs agreed to by the Parties pursuant to Section 5.9C(ii).

         "Bayway Property" means the land upon which the Bayway Refinery is located at Linden, N.J. and Elizabeth, N.J. and such other properties that could be served by the Facility without adversely affecting the Facility's qualification as an On-Site Generation Facility.

         "Bayway Refinery" means the (i) oil refinery, marketing terminal, petrochemical plant and associated facilities owned or operated by Buyer or Buyer's Affiliate on the Bayway Property

(ii) the operations of Exxon Company, U.S.A., Turbo Oil and Exxon Company, U.S.A., Site Remediation on the Bayway Property at levels existing as of the Effective Date, and (iii) any other facilities or operations located on the Bayway Property that are related to and integrated with the industrial processes or marketing terminal operations of the Bayway Refinery, (whether or not owned or operated by Buyer or an Affiliate or a Third Party) provided that such term shall not include the facilities or operations currently or in the future owned by Infineum. The shared use of steam or Electricity or both shall not of itself qualify facilities or operations as related to and integrated with the industrial processes or marketing terminal operations of the Bayway Refinery.

         "Btu" means one British Thermal Unit of energy.

         "Budget Plan" has the meaning assigned to it in Section 6.2.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Linden, New Jersey, are authorized or required by law to close.

         "Buyer" means Tosco Refining, L.P., a Delaware limited partnership, and its permitted successors and assigns.

         "Buyer's Requirements" means Buyer's Electricity requirements for the Bayway Refinery commencing on the Commercial Operations Date; provided, however, Buyer's Requirements shall not include Electricity generated at the Bayway Refinery by (i) Buyer or Buyer's Affiliates or (ii) an electric generation facility (a) owned by a Third Party, (b) located on Bayway Property owned as of the date hereof by Buyer or Buyer's Affiliates and (c) related to and integrated with the industrial processes or marketing terminal operations of the Bayway Refinery. The shared use of steam or Electricity or both shall not of itself qualify facilities or operations as related to and integrated with the industrial processes or marketing terminal operations of the Bayway Refinery.

         "Change in Law" means a change which occurs after the Effective Date in any statute, ordinance, regulation or policy of any Governmental Authority or the policies, rules or procedures of PJM or any other legal requirements applicable to the construction, operation or maintenance of the Facility.

         "Claiming Party" means a Party claiming Force Majeure.

         "Claims" has the meaning assigned to it in Section 13.1.

         "Commercial Operations Date" means the date declared by Seller in a notice to Buyer on or after the date on which (i) Electricity generated hereunder is first available to be delivered from the Facility to the Delivery Point by Seller following successful completion of Operational Testing of the Facility, consistent with Prudent Electric Industry Practice and (ii) Seller has presented to Buyer the amendment to the Steam Agreement executed by Cogen in accordance with Section 18.2.

         "Commercial Operations Year" means any year commencing on the Commercial Operations Date or on the anniversary thereof, and ending on the earlier of (i) the next anniversary of the Commercial Operations Date or (ii) April 30, 2017.

         "Construction Contract" has the meaning assigned to it in Section 4.1A.

         "Cost of Fuel" means the actual price or charge for Fuel, expressed in $/MMBtu, delivered to the Facility, including the cost of transportation and related services necessary for the purchase of such Fuel, inclusive of all Taxes.

         "Default" has the meaning assigned to it in Article 11.

         "Delivery Point" means the point as described in Exhibit A.

         "Distillate Interconnection Point" means the point within the Existing Site at the inlet flange of the distillate day tank to which Buyer will construct or cause to be constructed equipment capable of delivering distillate at a pressure, quantity and in accordance with the specification for distillate set forth in the Section 6.3 and Exhibit L.

         "Eastern Prevailing Time" or "EPT" means the time in effect (i.e., Eastern Standard Time or Eastern Daylight Savings Time) in Linden, New Jersey.

         "Effective Date" means the date set forth in the first paragraph of this Agreement.

         "Eight Percent Proxy Component" means, for any Month, the product of:

                  (i) eight percent (8%);

                  (ii) Buyer's load (in kWh) during such Month, less any back-up energy for which Buyer is responsible to pay pursuant to Section 5.7B(i)-(vi); and

                  (iii) (a) the average price per kWh weighted for all hours during such Month for back-up energy pursuant to PSE&G's applicable tariff, less (b) the quotient of (x) the Fuel Component plus the Variable O&M Component (less any Variable O&M Costs Chargeable to Third Party Sales as described in (b) of the definition thereof and less any Variable O&M Costs Chargeable to Infineum Sales) divided by (y) the quantity of energy (in kWh) generated by the Facility and delivered to Buyer in such Month.

         "Electricity" means capacity, expressed in megawatts (MW), or energy, expressed in kilowatt hours (kWh), or both, as the context requires.

         "Environmental Remediation and Relocation Costs" means the sum of (i) all "Excess Relocation Costs" and (ii) all "Unreimbursed Excess Costs" incurred by Seller, as such terms are defined (a) in Sections 2.12 and 10.2, respectively, in each of the Ground Lease Agreement for Additional Generation Facility, the Ground Lease Agreement for TES Facility and the Ground Lease Agreement for Greywater Facility, each entered into as of the date hereof between Bayway and Seller, and (b) in Section 7.4 of the Interconnection Lease.

         "Excess Capacity" means, for any period, any electric generating capacity from the Facility available for sale to Third Parties in excess of the capacity required by the PJM rules to supply (i) the Nominated Load or (ii) the Interim Nominated Load, whichever is in effect, for such period.

         "Excess Energy" means, for any period, any available electric energy from the Facility available for sale to Third Parties in excess of Buyer's Requirements, as Buyer has provided to Seller pursuant to Section 5.2C. Any Electricity provided to the Additional Generation Facility from the Facility shall be deemed to be a sale of Excess Energy to an Affiliate for purposes of this Agreement.

         "Excluded Peril" means any occurrence which results in an Uninsurable loss or damage to the Facility or Appurtenant Systems caused by acts of God, war or foreign enemy, sabotage, nuclear reaction, radiation or radioactive contamination, confiscation by order of any Governmental Authority, strikes, lockouts or similar labor disputes or acts or omissions of Buyer or Buyer's Affiliates. "Uninsurable," as used in this definition, means insurance coverage
(i) for such loss or damage was not available at commercially reasonable rates from internationally recognized insurance markets or (ii) that Seller has presented to Buyer but which has not been accepted by Buyer pursuant to Section 6.7.

         "Existing Ground Lease Agreement" has the meaning assigned to it in the recitals hereof.

         "Existing Plant" means the cogeneration facility and all appurtenant structures and equipment owned by Cogen in Linden,

New Jersey, as of the date hereof and as generally described in the filing made with the FERC in docket no. QF90-65-000, for the purpose of producing steam and generating electricity.

         "Existing Plant Lenders" means any Person designated from time to time by Seller in a notice to Buyer as an "Existing Plant Lender."

         "Existing Site" has the meaning assigned to it in the recitals hereof.

         "Exxon System" has the meaning assigned to it in the Existing Ground Lease Agreement.

         "Facility" means that certain facility designed to generate Electricity and to produce Steam as described in the Scope Description.

         "Facility Force Majeure" means a Force Majeure of Seller the proximate cause of which is an event occurring within the Existing Site that is not an Excluded Peril.

         "FERC" means the Federal Energy Regulatory Commission.

         "FERC Rules" means the regulations promulgated by the FERC under PURPA that are set forth in 18 C.F.R. Part 292, or successor regulations and any other applicable regulations promulgated by the FERC.

         "Five-Year Projection" has the meaning assigned to it in Section 6.2.

         "Fixed Charges" means the Fixed Facility Charge Component and the Fixed O&M Component.

         "Fixed Costs Chargeable to Infineum Sales" means, in any Month, the product of (a) the Fixed Charges and (b) the quotient of (i) the lesser of (1) the quantity of Electricity generated in such Month by the Facility to serve Infineum's Load (in kWh) or (2) 5,500 multiplied by the number of hours in such Month, divided by (ii) 134,500 multiplied by the number of hours in such Month; provided, however that in the event Seller or its Affiliate has not entered into an agreement with Infineum to sell Electricity from the Facility to Infineum, Fixed Costs Chargeable to Infineum Sales shall be zero.

         "Fixed Facility Charge Component" means, for any Month, an amount equal to nine hundred eighty-six thousand five hundred sixty-seven dollars ($986,567), such amount to be adjusted by the

Parties pursuant to Section 6.6 and such amount to be paid each Month for 192 Months, or such lesser number of Months, as determined pursuant to Sections 4.2D(ii) and 6.6C.

         "Fixed O&M Component" means, for any Month, the sum of the following costs reasonably incurred by Seller in the operation and maintenance of the Facility (excluding costs to be included in the Fuel Component or the Variable O&M Component) in each case in accordance with the Annual Budget for the Annual Period that includes such Month: insurance; Taxes; planned preventive maintenance expense; apparatus, machinery and equipment costs necessary to maintain Facility performance; all O&M contractor expenses, including fees, payroll, benefits, and home office support; environmental expenses; Facility office expenses; community relations expenses; service contract costs; and costs for other personnel (however employed) devoted full-time to the Facility (including one business manager and one accountant expected to be employed by Seller); and a general administrative expense component (including the following in-house services: accounting, legal, compliance, audit and other components performed by Seller or any Affiliate of Seller, comparable to the degree to which such services are performed as in-house services for the Existing Plant unless such services required are different) of fifteen percent (15%) of the Annual Budget divided by twelve (12); and any other expense reasonably incurred by

Seller in the operation and maintenance of the Facility that does not vary with the operation of the Facility other than the Fixed Facility Charge Component and similar charges as set forth in Exhibit G. In no event shall Buyer be liable for any cost of financing the purchase of items or services that Buyer is otherwise liable to reimburse Seller for as part of the Fixed O&M Component. To the extent reasonable and prudent, the costs incurred on behalf of the Facility will recognize the incremental economies of scale and efficiencies (if any) made possible by virtue of the location of the Facility adjacent to the Existing Plant, however, Seller in no fashion guarantees nor warrants to Buyer that any such economies of scale or efficiencies will in fact be realized.

         "Force Majeure" has the meaning assigned to it in Section 12.2.

         "Fuel" means natural gas or any petroleum product used as energy input to the Facility, including distillate, as the case may be.

         "Fuel Component" means, for any Month,

                  (a)      the product of:

                           (i)        the Cost of Fuel (in $/MMBtu), and

                           (ii) the quantity of Fuel utilized in the Facility during such Month (in MMBtu), less

                  (b)      the sum of:

                           (i)        Fuel Costs Chargeable to Infineum Sales,
                           (ii)       Fuel Costs Chargeable to Power
                                      Augmentation,
                           (iii)      Fuel Costs Chargeable to Third Party
                                      Sales, and
                           (iv)       the Steam Credit.

         "Fuel Costs Chargeable to Infineum Sales" means, for each Month, the sum, for all hours in such Month, of

                  (a)      the product of:

                           (i) the Cost of Fuel, in $/MMBtu, consumed to generate Electricity at the Facility for sale to Infineum;
                           (ii)       the Average Heat Rate;
                           (iii) the quantity of Electricity sold to Infineum in such hour by Seller, in kWh, as determined by the Parties pursuant to
                                      Section 8.2C;

                  divided by

                  (b)      1,000,000;

provided, however, that in the event Seller or its Affiliate has not entered into an agreement with Infineum to sell Electricity from the Facility to Infineum, Fuel Costs Chargeable to Infineum Sales shall be zero.

         "Fuel Costs Chargeable to Power Augmentation" means, for each Month, the sum, for all hours in such Month, of

                  (a)      the product of:

                           (i) the quantity of Electricity sold to Third Parties in any hour, in kWh, as a result of Power Augmentation;
                           (ii) the Cost of Fuel, in $/MMBtu, consumed to generate Electricity for sale to Third Parties as a result of Power Augmentation; and
                           (iii)      the Power Augmentation Heat Rate
                                      applicable to such sales to Third Parties, which shall be 6,023 Btu/kWh (until such time as it may be redetermined as contemplated below);

                  divided by

                  (b)      1,000,000.

As soon as practicable after the Commercial Operations Date, Seller shall demonstrate, and Buyer shall be allowed to witness and audit, the capability of the Facility to generate Electricity by Power Augmentation, and such demonstration shall determine the

Power Augmentation Heat Rate to be used thereafter. Buyer may, from time to time, reasonably request that Seller, and Seller on its own may, demonstrate the capability of the Facility to generate Electricity by Power Augmentation and redetermine the Power Augmentation Heat Rate as may be appropriate.

         "Fuel Costs Chargeable to Third Party Sales" means, for each Month, the sum, for all hours in such Month, of

                  (a)      the product of:

                           (i) the Cost of Fuel, in $/MMBtu, consumed to generate Electricity for sale to Third Parties;
                           (ii)       the Incremental Heat Rate applicable to
                                      such sales to Third Parties; and
                           (iii)      the quantity of Electricity sold to Third
                                      Parties in such hour, in kWh;

                  divided by

                  (b)      1,000,000,

For purposes of this definition, the Cost of Fuel consumed to generate Electricity for sale to Third Parties and the quantity of Electricity sold to Third Parties shall not include any Fuel consumed or Electricity sold (i) as a result of Seller's reasonable efforts to cause the Facility to follow changes in Buyer's load in accordance with Section 5.2C, (ii) as a result of sales or inadvertent provision of Electricity to Infineum or (iii) as a result of Power Augmentation.

         "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States of America consistently applied.

         "Governmental Authority" means any governmental, legislative, judicial or administrative body or court or any other Person authorized to make or enforce laws or regulations or exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government.

         "Guarantor" means, with respect to Buyer, Tosco.

         "Hazardous Materials" means any substance or material defined as a hazardous waste, material or substance or defined as a toxic waste, material or substance under any federal or state statute or regulations promulgated thereunder intended to provide protection for public health and the environment, including, without limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Solid Waste Disposal Act (including the Resource Conservation and Recovery
Act), the Toxic Substances Control Act, and their state statutory and regulatory counterparts. The term "Hazardous Materials" shall include, without limitation, petroleum and petroleum byproducts, materials containing greater than one percent (1%) asbestos and dielectric fluids containing greater than fifty parts per million (50 ppm) polychlorinated biphenyls.

         "Heat Rate" means the rate of consumption of Fuel in the Facility for the production of Electricity, expressed as Btu/kWh.

         "Heat Rate Credit" means, for any Month, (a) Fuel Costs Chargeable to Third Party Sales calculated using the Average Heat Rate of the Facility less
(b) Fuel Costs Chargeable to Third Party Sales calculated using the Incremental Heat Rate of the Facility.

         "Incremental Heat Rate" means, the incremental Heat Rate calculated using Exhibit B.

         "Independent Party" has the meaning assigned to it in Section 8.2A.

         "Infineum" means Infineum USA L.P., a Delaware limited partnership, and its successors and assigns.

         "Infineum Agreement" has the meaning assigned to it in Section 5.9C.

         "Infineum's Load" has the meaning assigned to it in Section 8.2C.

         "In-Service Date" has the meaning assigned to it in Section 4.2.

         "Interconnection Delay Costs" means the product of (a) the greatest number of days by which completion and testing of any of the Interconnection Facilities is later than the date designated by Buyer pursuant to Section 4.2A(i) for completion of any such Interconnection Facilities, but in no event greater than ninety (90) days, and (b) $16,500.

         "Interconnection Facilities" has the meaning assigned to it in the Interconnection Lease.

         "Interconnection Lease" means the Ground Lease Agreement for Interconnection Facilities dated as of the date hereof between Bayway and Seller.

         "Interest Rate" means two percent (2%) over the Prime Rate; provided, however, in no event shall the Interest Rate exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

         "Interim Nominated Load" has the meaning assigned to it in Section
5.4A.

         "Interim Notice" has the meaning assigned to it in Section 5.4A.

         "ISRA" means the New Jersey Industrial Site Recovery Act, as amended, previously known as the New Jersey Environmental Cleanup Responsibility Act, referred to as ECRA.

         "kWh" means kilowatt hours.

         "Lender" means any Person designated from time to time by Seller in a notice to Buyer as a "Lender."

         "Maximum Electricity Quantity" means the maximum hourly quantity of Electricity (expressed in MW) that Buyer may receive for the Bayway Refinery at the Delivery Point, which, pursuant to PJM Rules, is available from the Facility to supply Buyer's Requirements, which quantity shall not exceed the lesser of
(i) the Nominated Load or the Interim Nominated Load, whichever is applicable, or (ii) the Net Capability.

         "Metering Points" means the points described in Section 8.1.

         "Minimum Electricity Quantity" means a minimum hourly quantity of Electricity of not less than ninety (90) MW or such lower quantity as Seller may be able to generate at the Facility pursuant to all permits issued by any Governmental Authority and in accord with Prudent Electric Industry Practice.

         "MMBtu" means millions of Btus.

         "Month" means a calendar month, except for the calendar month that includes the Commercial Operations Date, in which case the term means the period commencing on such date and ending on the last day of such calendar month.

         "MW" means millions of watts.

         "Natural Gas Pipeline Company" means any natural gas pipeline company.

         "Net Capability" means the sustained maximum output of the Facility (exclusive of Power Augmentation), net of auxiliary Facility loads, as determined by capability tests, where the net output of the Facility is determined and the test results are adjusted for the probable ambient operating conditions, pursuant to PJM Rules.

         "Net Revenues or Losses" has the meaning assigned to it in Section 7.1.

         "Nominated Back-up Demand" has the meaning assigned to it in Section 5.7A.

         "Nominated Load" means the load requirements nominated by Buyer in accordance with Section 5.3.

         "O&M Contractor" has the meaning assigned to it in Section 4.1F.

         "On-Site Generation Facility" has the meaning provided in New Jersey P.L. 1999 (The Electric Discount and Energy Competition Act), Chapter 23, Sec. 3, and as may be amended from time to time.

         "Operational Testing" means the testing of the Facility performed by Seller, pursuant to Prudent Electric Industry Practice, prior to the Commercial Operations Date pursuant to Section 4.6.

         "Parent Guaranty" means the guaranty by Tosco of all obligations of Buyer under this Agreement, substantially in the form of Exhibit C, executed prior to or concurrently with this Agreement.

         "Party" means Buyer or Seller, as the case may be, and its permitted successors and assigns.

         "Person" means a natural person, corporation, limited liability company, partnership, association, joint venture, real estate investment trust or business trust (including any beneficiary thereof), unincorporated association, and any other form of business, legal or governmental entity.

         "PJM" means the PJM Interconnection, L.L.C. or any successor independent system operator performing substantially similar functions.

         "PJM Rules" means all rules, regulations, requirements, procedures or policies of PJM as in effect, from time to time.

         "PJM System" means those facilities of PJM used for the transmission of Electricity.

         "PJM Tariff" means the open access transmission tariff filed by PJM with the FERC, as modified from time to time.

         "Power Augmentation" means the additional generation of Electricity at the Facility for sale to Third Parties as a result of the injection of low pressure steam and incremental Fuel into the Facility.

         "Power Augmentation Cost of Steam" means, in any hour:

                  (a)      the product of:
                           (i) the quantity of Electricity sold to Third Parties in such hour, in kWh, as a result of Power Augmentation,
                           (ii) the incremental cost of fuel at the Existing Plant (in $/MMBtu), including the cost of transportation and related services necessary for the purchase of such fuel, inclusive of all Taxes, or, if the Existing Plant is not operating, the Cost of Fuel (in $/MMBtu) available to the Facility for Power Augmentation, and
                      (iii) the Power Augmentation Steam Btu Rate applicable to such sales, which shall be 3,527 Btu/kWh (until such time as it may be redetermined as contemplated below).

                  divided by

                  (b)      1,000,000

As soon as practicable after the Commercial Operations Date, Seller shall demonstrate, and Buyer shall be allowed to witness and audit, the capability of the Facility to generate Electricity by Power Augmentation, and such demonstration shall determine the Power Augmentation Steam Btu Rate to be used thereafter. Buyer may, from time to time, reasonably request that Seller, and Seller on its own may, demonstrate the capability of the Facility to generate Electricity by Power Augmentation and redetermine the Power Augmentation Steam Btu Rate as may be appropriate.

         "Prime Rate" means the bank prime loan rate as reported in Federal Reserve Statistical Release H.15 (or a successor publication of similar authority, if Statistical Release H.15 is discontinued) for the day the payment becomes due; provided, however, in no event shall this rate of interest exceed the maximum rate of interest permissible under the laws of the State of New Jersey.

         "Prudent Electric Industry Practice" means any of the practices, methods or acts (i) required by the National Electric Safety Code, PJM, the North American Electric Reliability Council, or the successors of any of them, whether or not Seller is a member thereof, or (ii) otherwise engaged in or approved by a significant portion of the electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Electric Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

         "PSE&G" means Public Service Electric & Gas Company and its successors.

         "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

         "Qualified Capital Cost Adjustments" means the sum of:

                           (i) fifty percent (50%) of the amount by which
                  actual Facility "Hard Costs" and "Project Soft Costs" exceed or are less than the amounts for such categories of costs set forth in Exhibit D,
                           (ii) all additional costs arising out of any
                  extension or delay in the In-Service Date pursuant to

                  Sections 4.1B, 4.1C, 4.1D and 4.2C(i), (iii), (iv) and
                  (v),
                           (iii) Interconnection Delay Costs,
                           (iv) all additional costs, including costs that
                  result from a change in or other adverse effects on the design, construction, or the completion schedule for, or the occurring of the In-Service Date of, the Facility, arising out of the surface or subsurface presence of pollution, Hazardous Materials or contamination at the site,
                           (v) all additional costs arising from changes or
                  additions to the Scope Description or other items requested by Buyer (including the additional costs of a distillate day tank with greater than twelve (12) hours usable capacity at base load operation); provided, however, that any incentives Seller pays to a contractor for timely completion pursuant to the Construction Contract or delay payments received from such contractor shall be excluded from the determination of Qualified Capital Cost Adjustments and shall solely be paid or retained by Seller,
                           (vi) any bonuses paid by Seller (or any funds
                  received by Seller) under the Construction Contract with respect to any guarantee of the Facility's Heat Rate or output, and

                           (vii) all additional costs incurred by Seller to
                  obtain a guarantee of the Facility's performance from the construction contractor if such a guarantee is requested by Buyer pursuant to Section 4.1B.
For purposes of this definition, "all additional costs" includes any increase in "Interest During Construction" calculated in accordance with Exhibit D.

         "Qualifying Facility" means a facility that meets the requirements set forth in the FERC Rules implementing PURPA for a qualifying cogeneration facility.

         "Related Parties" has the meaning assigned to it in Section 13.1.

         "Scope Description" means the scope description attached as Exhibit E hereto.

         "Seller" means East Coast Power L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

         "Steam" means steam produced by the Facility, routed consistent with the Scope Description.

         "Steam Agreement" has the meaning assigned to it in the recitals hereof.

         "Steam Btu Credit" means, for any month, an amount, in Btu, equal to the sum of:

         (a) the product of:
                  (i)  S1, a constant,
                  (ii) the excess of (a) the average mass weighted enthalpy, in Btu/lb, of the high pressure Steam in each hour, less (b) the average mass weighted enthalpy, in Btu/lb, of demineralized boiler feed water, and
                  (iii) the quantity of high pressure Steam during such Month, in k-lbs.

         plus

         (b) the product of:
                  (i)  S2, a constant,
                  (ii) the excess of (a) the average mass weighted enthalpy, in Btu/lb, of the low pressure Steam in each hour, less (b) the average mass weighted enthalpy, in Btu/lb, of demineralized boiler feed water, and
                  (iii) the quantity of low pressure Steam during such Month, in k-lbs.

For the first Commercial Operations Year, the constant S1 shall be 0.77 and the constant S2 shall be 0.77. Thereafter, the constants S1 and S2 shall be determined based on Bayway's average annual hourly purchases of high pressure and low pressure steam from Cogen pursuant to the Steam Agreement for the Commercial Operations Year prior to the Commercial Operations Year in which such Month occurs, or a good faith estimate thereof provided by Buyer to Seller, as determined pursuant to Exhibit F. The enthalpies of high pressure and low pressure Steam and demineralized boiler feed water shall be determined for purposes hereof using the average temperatures and pressure for high pressure and low pressure Steam and the average temperature of demineralized boiler feed water and by reference to standard tables for properties of steam and water as published by the American Society of Mechanical Engineers ("ASME Steam Tables") or other commonly used reference work in the electric industry.

         "Steam Credit" means, for any Month, an amount, in dollars
($), equal to

         (i)      the product of:
                  (a)      the Steam Btu Credit, and
                  (b)      the Avoided Cost of Fuel (in $/MMBtu),
         less
         (ii)     one-half (1/2) of any Steam Fuel Price Credit.

         "Steam Fuel Price Credit" means, for any Month, an amount, in dollars, equal to the product of:

         (i)      the Steam Btu Credit, and;
         (ii) if greater than zero, (a) the Avoided Cost of Fuel less (b) the Cost of Fuel consumed at the Facility when Steam is delivered to the Existing Plant.

         "Taxes" shall mean any or all ad valorem, property (including host community benefit fees and payments in lieu of taxes), occupation, severance, generation, first use, conservation, Btu or energy, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes or, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on Seller's or its Affiliates net income or net worth.

         "Term" has the meaning assigned to it in Section 2.1.

         "Third Party" means a Person other than a Party.

         "Tosco" means Tosco Corporation, a Nevada corporation, and its permitted successors and assigns.

         "Variable O&M Component" means, in any Month, any expenses reasonably incurred by Seller in the operation and maintenance of the Facility in such Month (to the extent not included in the

Fixed O&M Charge or in the Fuel Component) that vary based upon the operation of the Facility, including boiler feed water consumed (calculated based on boiler feed water input less Steam delivered to the Existing Facility), parts, expendables, maintenance items and labor, chemicals, catalyst, Taxes and similar charges as set forth in Exhibit G. In calculating the Variable O&M Component, any Variable O&M Costs Chargeable to Power Augmentation and any Variable O&M Costs Chargeable to Third Party Sales described in (a) of the definition thereof shall be deducted. In no event shall Buyer be liable for any cost of financing the purchase of items or services that Buyer is otherwise liable to reimburse Seller for as part of the Variable O&M Component. To the extent reasonable and prudent, the costs incurred on behalf of the Facility will recognize the incremental economies of scale and efficiencies (if any) made possible by virtue of the location of the Facility adjacent to the Existing Plant, however, Seller in no fashion guarantees nor warrants to Buyer that any such economies of scale or efficiencies will in fact be realized. If and to the extent that the construction, operation or maintenance of the Facility pursuant to this Agreement causes the Existing Plant to incur costs (other than costs related to the production and utilization of steam, including Steam, by the Existing Plant) that would not have been incurred but for the construction, operation or maintenance of the Facility and either (i) Seller is not specifically reimbursed for such costs pursuant to any other provision of this Agreement or the specific terms of any other agreement or (ii) there is not a quantifiable specific benefit that Seller receives solely by reason of incurring such costs, then such costs shall be included within the Variable O&M Component.

         "Variable O&M Costs Chargeable to Infineum Sales" means, in any Month, the product of (a) the Variable O&M Component in such Month and (b) the quotient of (i) the quantity of Electricity generated by the Facility to serve Infineum's Load (in kWh), divided by (ii) the sum of (1) Buyer's actual load (in kWh), plus
(2) the quantity of Electricity generated by the Facility to serve Infineum's Load (in kWh); provided, however that in the event Seller or its Affiliate has not entered into an agreement with Infineum to sell Electricity from the Facility to Infineum, Variable O&M Costs Chargeable to Infineum Sales shall be zero.

         "Variable O&M Costs Chargeable to Power Augmentation" means, in any Month, the product of (i) $1.00 per MWh (or such other amount as the Parties may agree to based upon information provided by the turbine equipment supplier) and
(ii) the total quantity of Electricity (in MWh) generated by the Facility for sale to Third Parties as a result of Power Augmentation.

         "Variable O&M Costs Chargeable to Third Party Sales" means, in any Month, the sum of:
                  (a) the product of (i) $1.00 per MWh and (ii) the total quantity of Electricity (in MWh) generated by the Facility for sale to Third Parties (excluding Electricity generated at the Facility for sale to Infineum and those Third Parties covered by (b) below, and Electricity generated at the Facility through Power Augmentation); and
                  (b) a pro rata allocation of the items in the Variable O&M Component that vary with output with respect to Electricity generated by the Facility for sale to Third Parties (excluding Infineum) having a load factor of eighty-five percent (85%) or greater and that purchase such Electricity under a binding obligation of one (1) year or greater.

         1.2      Interpretation.
                  A. Each Party acknowledges that the other Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                  B. Defined terms in this Agreement shall include in the singular number the plural, and in the plural number the singular. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Article, section and exhibit references are to articles and sections of and exhibits to this Agreement, except as otherwise indicated.

                  C. Unless otherwise stated, any reference in this Agreement to any Governmental Authority or to any statutes and regulations shall include reference to any successors to such Governmental Authority and to any successor provisions to such statutes and regulations, respectively.

                  D. When used in this Agreement, the words "Btu" and "MMBtu" when used to describe the energy equivalent of a quantity of Fuel shall, unless otherwise expressly indicated, refer to the higher heating value ("HHV") of such Fuel; the words "hereof," "herein," "hereunder" and words of similar import shall, unless otherwise expressly indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement; the words "not unreasonably withheld" and words of similar import shall, unless otherwise expressly indicated, mean not unreasonably withheld, delayed or conditioned; the words "include,"

"includes," and "including" shall be understood to mean inclusion without limitation.

                  E. Exhibits G, M and N have been provided for clarification only, and to the extent a conflict arises, if any, between such exhibits and the language of this Agreement, the language of this Agreement without regard to such exhibits shall control.

ARTICLE 2.    TERM OF THIS AGREEMENT

         2.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in effect until April 30, 2017 unless earlier terminated or unless extended pursuant to Section 4.2D (the "Term").

         2.2 Early Termination by Seller. Not later than sixty-five (65) days following the Effective Date, Seller, in its sole discretion and without cause, may terminate this Agreement by providing notice to Buyer. In the event Seller terminates this Agreement pursuant to this Section 2.2, all rights, obligations and liabilities of both Parties under this Agreement shall immediately cease and be of no further force and effect and neither Party shall be obligated to the other Party for any costs, expenses, damages or other charges incurred prior to or as a result of such early termination, other than as may have been specifically provided for in that certain Reimbursement Agreement between the Parties attached hereto as Exhibit H, as may be amended from time to time.

ARTICLE 3.    REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

         3.1 Representations and Warranties of the Parties. As of the Effective Date, each Party represents and warrants to the other that:
                  A. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in the State of New Jersey.

                  B. It has all requisite power and authority to execute and deliver this Agreement.

                  C. Its execution and delivery of this Agreement have been duly authorized by, or are in accordance with, its organizational instruments; this Agreement has been duly executed and delivered for it by signatories so authorized; and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its respective terms.

                  D. Neither the execution nor delivery by it of this Agreement conflicts with, results in a breach of or constitutes a default under (i) any of the terms, conditions or provisions of its certificate or articles of incorporation, articles of association, limited liability company or partnership agreement, by-laws or other constituent documents, (ii) any material, federal, state or local law, or any order, rule or regulation of any Governmental Authority having jurisdiction over it or its properties or by which it or its properties may be bound, or (iii) any agreement or instrument to which it is a Party or by which it or any of its properties may be bound, other than with respect to any agreements or instruments for which consents or approvals are required from any partner or member of Seller.

                  E. No suit, action or arbitration, or legal, administrative or other proceeding is pending or threatened at law or in equity against it that would affect the validity or enforceability of this Agreement, or the ability of it to materially fulfill its obligations hereunder.

         3.2 Additional Representations and Warranties of Buyer. As of the Effective Date, Buyer hereby represents and warrants to Seller that:

                  A. All information Buyer has provided to Seller, pursuant to Seller's written request, for use in permitting and/or financing is to the best of Buyer's knowledge true and correct in all material respects.

                  B. Buyer has no collective bargaining or other employment-related restrictions that would impede Seller's right or ability to operate the Facility or otherwise carry out its obligations hereunder.

                  C. Buyer has obtained all consents and approvals (if any) required from Third Parties necessary for the execution and delivery by Buyer of this Agreement.

                  D. Since December 31, 1998, there has not been a change in the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Buyer that would materially and adversely affect the ability of Buyer to perform its obligations hereunder.

                  E. Buyer has relied upon independent engineers and attorneys in negotiating the terms of this Agreement and has made an independent investigation into, and has made its own independent judgment concerning, the price for Electricity that Buyer will be obligated to pay pursuant to this Agreement.

         3.3 Additional Representations and Warranties of Seller. As of the Effective Date, Seller hereby represents and warrants to Buyer that:

                  A. All information Seller has provided to Buyer, pursuant to Buyer's written request, for use in permitting is to the best of Seller's knowledge true and correct in all material respects.

                  B. Seller has no collective bargaining or other employment-related restrictions that would impede Seller's right or ability to operate the Facility or otherwise carry out its obligations hereunder.

                  C. Seller has obtained all consents and approvals (if any) required from Third Parties necessary for the execution and delivery by Seller of this Agreement.

                  D. Seller shall have obtained, on or before sixty (60) days after the Effective Date, a right satisfactory to Seller to a General Electric Seven Series (7FA) Turbine for incorporation in the Facility so that Seller can meet its obligations under this Agreement.

                  E. Since December 31, 1998, there has not been a change in the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of Seller that would materially and adversely affect the ability of Seller to perform its obligations hereunder.

         3.4 Buyer's Acknowledgment. Buyer hereby acknowledges that Seller has not guaranteed, warranted or represented in any fashion, including pursuant to Exhibit D, (i) any fixed or maximum price of Electricity to Buyer pursuant to this Agreement nor (ii) the amount of Net Revenues or Losses, Infineum Net Revenues or Losses, nor Power Augmentation Revenues which will or may be realized pursuant to this Agreement. Buyer acknowledges that factors which may vary and which may affect said price and revenues include the following, none of which has been guaranteed or warranted in any fashion to Buyer by Seller:

         (i)        Cost of Fuel;
         (ii)       Heat Rate;
         (iii)      cost of Fixed O&M Component and Variable O&M
                    Component;
         (iv)       cost of fuel at the Existing Plant;
         (v) dispatch levels and operation and maintenance practices at the Existing Plant;
         (vi)       back-up demand or capacity costs;
         (vii)      back-up energy costs;

         (viii)     availability of the Facility after the Commercial
                    Operations Date;
         (ix) the relationship between Buyer's average and peak Electricity requirements;
         (x) whether or not, and at what price, sales of Electricity can be made to Third Parties, including Infineum; and
         (xi) Bayway's average annual hourly purchases of high pressure and low pressure steam.

ARTICLE 4.    CONSTRUCTION AND OPERATION OF THE FACILITY

         4.1      Construction and Operation of the Facility.

                  A.
                           1.       Seller shall construct the Facility in
compliance with the Scope Description and the Appurtenant Systems on the Existing Site in accord with Prudent Electric Industry Practice. Seller shall keep Buyer reasonably informed and consult with Buyer with respect to, but shall be solely responsible for the design, construction, start-up, operation and maintenance of, the Facility and the Appurtenant Systems. Buyer shall cooperate in good faith with Seller with respect to the provision of utility services and other matters affecting the construction, operation and maintenance of the Facility.

                           2.       Buyer, as an independent contractor to
Seller, shall construct, complete and pay for those facilities described as "Buyer's Scope," as described in Exhibit E, which facilities are part of the Facility and shall be owned by Seller, and Seller shall reimburse Buyer for same, in an amount not to exceed two million eight hundred and fifty thousand dollars ($2,850,000), which amount shall be included in the Facility "Hard Costs" set forth in Exhibit D. Upon completion of such facilities, Buyer shall invoice Seller and Seller shall pay Buyer such amount on or before fifteen (15) days after receipt by Seller of Buyer's invoice therefor.

                           3.       Buyer and Seller agree (i) that Seller shall
implement the construction of the Facility and the Appurtenant Systems pursuant to a construction contract (the "Construction Contract") to be entered into between Seller and National Energy Production Corporation, or another contractor reasonably acceptable to Buyer, (ii) that the Construction Contract shall contain terms and conditions customary for the construction of facilities and systems similar to the Facility and the Appurtenant Systems and Seller shall use reasonable efforts to include in the Construction Contract those terms and conditions set forth in Exhibit I and (iii) that the scope of work under the Construction Contract shall be in compliance with the Scope Description.

                  B. Seller shall, in good faith, provide Buyer with a draft of the Construction Contract as soon as reasonably possible in advance of its execution and a copy of the final draft of the Construction Contract prior to its execution. Buyer shall have five (5) Business Days to approve the final draft of the Construction Contract or request reasonable changes in the Construction Contract consistent with the requirements of Section 4.1A, which approval shall not be unreasonably withheld. Buyer may request, at Buyer's sole expense and provided that there is no adverse effect on Seller, that Seller obtain from the construction contractor and include in the Construction Contract a guarantee of the Facility's performance at new and clean condition upon completion of construction and testing. Any additional costs of securing such guarantee shall be recovered by Seller as a Qualified Capital Cost Adjustment. In the event Buyer does not approve the Construction Contract within five (5) Business Days, the In-Service Date shall be extended one day for each day thereafter until (i) Buyer, Seller and the construction contractor agree upon any changes Buyer requires in the Construction Contract, (ii) Buyer approves the Construction Contract or (iii) Seller elects to proceed on its own pursuant to
Section 4.1E; provided, that the In-Service Date shall not be extended in the event that Seller or the construction contractor unreasonably delays reviewing, discussing or approving Buyer's proposed changes.

                  C. Seller shall provide Buyer with as much notice as is reasonably possible with respect to any material change order, amendment or modification or waiver of, to or under the Construction Contract. Buyer's prior written consent shall be required for any material change order, amendment, modification or waiver to or under the Construction Contract if such change order, amendment, modification or waiver (i) would result in the Construction Contract not being in compliance with the Scope Description, (ii) would individually change the cost of constructing the Facility and the Appurtenant Systems by more than $1,000,000 or (iii) together with all previous change orders, amendments, modifications or waivers would change the cost of constructing the Facility and the Appurtenant Systems by more than $4,600,000 in the aggregate; provided that such consent shall not be unreasonably withheld and that in the event Buyer's consent is not given within three (3) Business Days, the In- Service Date shall be extended one day for each day thereafter until (i) the Parties agree upon such changes as Buyer reasonably believes require its consent or (ii) Buyer consents or (iii) Seller elects to proceed pursuant to
Section 4.1E; provided, that the In-Service Date shall not be extended in the event that Seller or the construction contractor unreasonably delays reviewing, discussing or approving Buyer's proposed changes.

                  D. Seller shall, in good faith, provide Buyer with a draft of any other contract or amendment (other than the Construction Contract) relating to the design, construction, or start-up of the Facility or the Appurtenant Systems materially affecting the In-Service Date or having a value in excess of one million dollars ($1,000,000), as soon as reasonably possible in advance of its execution, and with a copy of any such contract or amendment prior to its execution. Buyer shall have three (3) Business Days to consent to such contract or amendment provided that such consent shall not be unreasonably withheld and that in the event Buyer does not provide such consent within three (3) Business Days, the In-Service Date shall be extended one day for each day until (i) the Parties agree upon such changes as Buyer reasonably believes require its consent, (ii) Buyer consents or (iii) Seller elects to proceed pursuant to
Section 4.1E; provided, that the In-Service Date shall not be extended in the event that Seller or the construction contractor unreasonably delays reviewing, discussing or approving Buyer's proposed changes.

                  E. In the event Seller believes Buyer's consent or approval pursuant to this Section 4.1 has been unreasonably withheld, Seller may proceed at its own risk to construct the Facility with such contracts, changes, amendments or modifications as Seller believes are in accord with Prudent

Electric Industry Practice. If Seller proceeds pursuant to this Section 4.1E, the dispute shall be resolved pursuant to the dispute resolution procedures set forth in Article 14 of this Agreement. If Seller prevails, Seller shall be paid the additional costs it incurred with interest calculated at the Interest Rate.

                  F. Seller may contract for the operation and maintenance of the Facility with a Third Party experienced in the business of operating facilities similar to the Facility, including the operation and maintenance contractor of the Existing Plant (an "O&M Contractor"). Seller shall use reasonable efforts to include the terms and conditions set forth in Exhibit J in the contract with the O&M Contractor. If Seller determines to contract with a Third Party to be the O&M Contractor for the Facility (other than with an entity that is or will also be the O&M Contractor of the Existing Plant, with respect to which entity no approval of the Buyer shall be required), Seller shall notify Buyer and obtain Buyer's approval, which approval shall not be unreasonably withheld. If Buyer does not deliver to Seller a written objection to such O&M Contractor proposed by Seller within ten (10) Business Days after receipt of Seller's notice, Buyer will be deemed to have approved such proposed O&M Contractor. Buyer's unreasonable failure to consent to Seller's proposed O&M Contractor shall be a breach of this Agreement.

         4.2      In-Service Date.

                  A. Not later than forty-five (45) days following the Effective Date:
                           (i) Buyer shall notify Seller of Buyer's reasonable
                  projection of the date of completion of construction and testing of the Interconnection Facilities such that same may be energized (or purged, for natural gas facilities) to the Facility construction site for:

                                    (a) the 27 kV supply portion of the
                           Interconnection Facilities,
                                    (b) the 230 kV portion of the
                           Interconnection Facilities, based upon Buyer's construction schedule and additional information provided by PSE&G or PJM, and
                                    (c) the natural gas supply portion of the
                           Interconnection Facilities, based upon Buyer's construction schedule and additional information provided by the Natural Gas Pipeline Company.

                           (ii) Seller shall notify Buyer of Seller's reasonable projection of the date of delivery of the heat recovery steam generator (the "HRSG") purchased for the Facility, based upon commitments received from HRSG vendors. Seller shall pursue with vendors, options to expedite the delivery of such HRSG and present Buyer with an estimate of the additional costs for such expedited delivery. If Buyer accepts the additional costs to achieve such an expedited delivery, these costs will be included as Qualified Capital Cost Adjustments in (v) of the definition thereof.

                  B.  The "In-Service Date" shall be the later of:

                           (i) such date after the date specified in
                  Section 4.2A(i)(a) above as committed to by the construction contractor for the Facility within forty-five (45) days of the Effective Date, which date is currently estimated, but not guaranteed, to be six (6) Months after the date specified in
                  Section 4.2A(i)(a); or

                           (ii) such date after the date specified in Section
                  4.2A(i)(b) above as committed to by the construction contractor for the Facility within forty-five (45) days of the Effective Date, which date is currently estimated, but not guaranteed, to be four (4) Months after the date specified in
                  Section 4.2A(i)(b);

                         (iii) such date after the date specified in Section
                  4.2A(i)(c) above as committed to by the construction contractor for the Facility within forty- five (45) days of the Effective Date, which date is currently estimated, but not guaranteed, to be four (4) Months after the date specified in
                  Section 4.2A(i)(c); or

                         (iv) ten (10) Months after the date specified in
                  Section 4.2A(ii) above.

                  C. The In-Service Date shall be extended for a period of time equal to the duration of any delay in the completion of the Facility due to:

                         (i) Force Majeure,

                         (ii) Bayway's or PSE&G's or any Natural Gas Pipeline
                  Company's failure to timely complete construction and testing of the Interconnection Facilities or other facilities such that natural gas and distillate may be delivered to, and Electricity delivered to Buyer and the PJM System from, the Facility, as contemplated by the Interconnection Lease and pursuant to the Fuel specifications set forth in

                  Section 6.3 and Exhibit L, by the dates reasonably designated by Buyer pursuant to 4.2A(i) above,

                         (iii) changes or additions to the Scope Description
                  or other items requested by Buyer,

                         (iv) Buyer's or Buyer's Affiliate's failure to
                  otherwise fulfill its obligations under this Agreement, the Interconnection Lease, the Existing Ground Lease Agreement or the Steam Agreement, or

                         (v) a default under the Parent Guaranty.

                  D.  Fixed Charges.

                         (i) Buyer's obligation to pay the Fixed Charges shall
                  commence on the Commercial Operations Date, except if the In-Service Date established pursuant to Section 4.2B has been extended pursuant to Section 4.2C. In such case, Buyer's obligation to pay the Fixed Charges shall commence on the earliest to occur of:

                                    (a)     the Commercial Operations Date,
                                    (b)     the In-Service Date established
                         pursuant to Section 4.2B, as such date may have been extended for any delay pursuant to Section 4.2C(ii)

                         (the "Extended In-Service Date"), but in no event later than ninety (90) days after the In-Service Date established pursuant to Section 4.2B, or
                                    (c)     March 1, 2002.

If Seller has not declared the Commercial Operations Date by the Extended In-Service Date, and such failure is not a result of delays pursuant to Sections 4.2C(i), (iii), (iv) or (v), Buyer's obligation to pay the Fixed Charges shall be suspended until Seller declares the Commercial Operations Date, at which time Buyer's obligation to pay the Fixed Charges shall be reinstated.

                         (ii) Unless Buyer accepts Seller's proposal to continue
                  to supply Electricity, as provided in Sections 4.2D(iii) and
                  (iv), and if by April 30, 2017 Buyer has not paid Seller one hundred and ninety two (192) Monthly Fixed Facility Charge Component payments, then Buyer shall pay Seller on April 30, 2017 an amount equal to the product of (a) one hundred and ninety two (192) (or, in the event the Fixed Facility Charge Component is recalculated pursuant to Section 6.6C, such lesser number of Months used for the period of such recalculation) less the number of payments of Fixed Facility Charge Components Buyer has paid Seller multiplied by (b) the Fixed Facility Charge Component.

                         (iii) Not earlier than November 1, 2015 or later than
                  May 1, 2016, Seller shall notify Buyer, in Seller's sole judgment, of the terms and conditions under which Seller would be willing to continue to supply Electricity to Buyer during the period subsequent to April 30, 2017 for a number of Months equal to the number used in Section 4.2D(ii)(a) above in the calculation of the payment pursuant to Section 4.2D(ii), but not exceeding seven (7) Months.

                         (iv) No later than three (3) Months following receipt
                  of Seller's proposal pursuant to Section 4.2D(iii) above, Buyer shall, in its sole judgment, notify Seller that it either accepts or rejects Seller's proposal. If Buyer fails to respond within three (3) Months, Buyer shall be deemed to have rejected Seller's proposal.

                         (v) If Buyer accepts Seller's proposal to continue to
                  supply Electricity after April 30, 2017, Buyer shall agree to provide Seller with a concurrent extension of all leases and agreements between Buyer and Seller, and their respective affiliates, as Seller may request.

         4.3 Incentives for Timely Completion. The Parties acknowledge the importance to Buyer of timely completion of construction of the Facility and the delivery of Electricity to Buyer pursuant to this Agreement. The following monetary incentives or damages are intended to provide Seller appropriate incentive for timely completion of the construction of the Facility and to appropriately compensate Buyer for additional costs that it would incur if delivery of Electricity pursuant to this Agreement is delayed. The payments set forth herein are Buyer's sole remedy and damages if the Commercial Operations Date is later than the In-Service Date.

                  A. Safe Harbor. There shall be neither an incentive nor a delay payment due if the Commercial Operations Date is declared either (i) fifteen (15) days or fewer than fifteen (15) days before the In-Service Date or (ii) fifteen (15) days or fewer than fifteen (15) days after the In-Service Date.

                  B. Incentive Payments. In addition to amounts otherwise due pursuant to this Agreement, Buyer shall pay Seller the following incentive payments. If the Commercial Operations Date occurs: (i) more than fifteen (15) but less than seventy- six (76) days prior to the In-Service Date, eighteen thousand dollars ($18,000) per day (not including the first fifteen (15) days prior to the In-Service Date); or (ii) more than seventy-five (75) days prior to the In-Service Date, one million eighty thousand dollars ($1,080,000) plus thirty-six thousand dollars ($36,000) per day for all such days that are more than seventy- five (75) days prior to the In-Service Date.

                  C. Delay Payments. Subject to the provisions of Section 4.8, if the Commercial Operations Date occurs: (i) more than fifteen (15) but less than seventy-six (76) days after the In-Service Date, Seller shall pay Buyer eighteen thousand dollars ($18,000) per day (not including the first fifteen
(15) days after to the In-Service Date); or (ii) more than seventy-five (75) days after the Commercial Operations Date, one million eighty thousand dollars ($1,080,000) plus thirty-six thousand dollars ($36,000) per day for all such days that are more than seventy-five (75) days after the In-Service Date.

         4.4 Ownership of Facility and Appurtenant Systems. Seller shall own, operate and maintain the Facility and all Appurtenant Systems for the purposes intended by this Agreement and in accord with Prudent Electric Industry Practice.

         4.5 Information from Buyer. Upon the request of Seller, Buyer shall, at no expense to Seller, in a reasonably expeditious fashion provide Seller with all plans, specifications, drawings and other information that the Bayway Refinery maintains in its possession or is reasonably obtainable by Buyer in the ordinary course of business and which are reasonably necessary for the design, construction, installation, operation and maintenance of the Facility and the Appurtenant Systems.

         4.6 Operational Testing and Purchase of Test Period Electricity. Prior to the Commercial Operations Date, Seller shall conduct Operational Testing of the Facility and, to the extent Buyer can safely do so and is not prohibited by contract from doing so, Buyer shall accept such Electricity produced by Seller as necessary to test the delivery of Electricity to Buyer in accord with Prudent Electric Industry Practice or, if possible, Seller shall deliver such Electricity to the PJM System through the Interconnection Facilities. Reasonably in advance (but no less than ten (10) days) of commencement of such Operational Testing, Seller shall provide Buyer with an anticipated daily testing schedule indicating the quantities of Electricity Buyer shall accept. Buyer shall pay Seller for any Electricity delivered to Buyer during Operational Testing at the rate of $0.04 per kWh for such Electricity. Seller shall provide Buyer with Seller's plans for Operational Testing of the Facility, which plans shall be designed to minimize interference with or interruption of the supply of Electricity to the Bayway Refinery in accordance with Prudent Electric Industry Practice. Buyer may reasonably request additional protections against any interference with or interruption of the supply of Electricity to the Bayway Refinery. Seller shall provide same at Buyer's expense.

         4.7 Commercial Operation Notices. Buyer shall take such actions as are reasonably necessary to accept delivery of Electricity from Seller on the Commercial Operations Date. Seller shall provide Buyer with notice at least fifteen (15) days in advance of the anticipated Commercial Operations Date, and further notice at least two (2) days in advance of the actual Commercial Operations Date.

         4.8 Termination on Account of Delay in Commercial Operations Date. Except as provided in Section 2.2, if at any time prior to the Commercial Operations Date Seller determines that it cannot, will not or may not achieve the Commercial Operations Date, Seller shall have the right to provide a notice of termination to Buyer and to pay Buyer a termination fee equal to thirteen million one hundred forty thousand dollars $13,140,000). Seller shall not incur any obligations to pay any delay amounts pursuant to Section 4.3 for any day after the date of such termination notice and payment of the termination fee pursuant to this Section 4.8, and Seller shall not be liable for any damages, other than those specifically provided for in this Section 4.8. Upon the giving of such notice and payment of the termination fee, this Agreement shall be null and void and of no further force or effect.

ARTICLE 5.    ELECTRICITY SUPPLY

         5.1 Electricity Quality. Seller shall deliver Electricity to Buyer at 230kV (nominal) and 60 Hertz (nominal) at the Delivery Point pursuant to the specifications set forth in Exhibit K. To the extent that Buyer requests modification to the specifications set forth in Exhibit K for the delivery of Electricity, Seller will endeavor within the technical capability of the Facility to provide same to the extent that Seller does not incur any costs or losses (including loss of future sales) relating thereto that are not reimbursed by Buyer and neither the performance nor the reliability or both of the Facility are otherwise materially and adversely affected thereby. Except as specifically provided for in this Section 5.1 or pursuant to the specifications for Electricity set forth in Exhibit K, Seller shall have no obligation to provide or pay the cost of VAR Support or any other ancillary service necessary for or incidental to Buyer's use of Electricity at the Bayway Refinery. The cost of any VAR Support or any other ancillary service provided by Third Parties necessary or incidental to Buyer's use of Electricity at the Bayway Refinery shall be paid by Buyer. The term "VAR Support" means the provision of reactive power and voltage control as an ancillary service to the generation, transmission and delivery of Electricity.

         5.2      Electricity Quantity.

                  A. Except as provided in Sections 5.4B, 6.4, 6.5 or 15.7A, Seller shall provide Electricity up to the Maximum Electricity Quantity but in no event less than the Minimum Electricity Quantity. Buyer shall nominate pursuant to Section 5.3 (and may make changes to such nomination pursuant to Section 5.4) and take all of Buyer's Requirements for Electricity up to the Maximum Electricity Quantity as set forth in this Agreement. After the Commercial Operations Date, and upon the request of Buyer and at Buyer's sole expense, Seller shall use reasonable efforts to amend its permits from Governmental Authorities to allow Seller to operate the Facility at an electrical load below ninety (90) MW in accord with Prudent Electric Industry Practice.

                  B. If Buyer's Electricity load at the Bayway Refinery falls below the Minimum Electricity Quantity at any time then:

                         (i) Seller shall use commercially reasonable efforts to
                  make sales of Electricity to Third Parties such that the Facility can continue to operate at a combined load above the Minimum Electricity Quantity in order to minimize the cost of Electricity to Buyer, provided that, notwithstanding Section 7.2, Buyer shall reimburse Seller for any and all losses incurred in making such sales of Electricity to Third Parties, or

                         (ii) if Seller does not operate the Facility pursuant
                  to (i) above, (a) the Facility shall be deemed available during such period for purposes of this Agreement and (b) Buyer shall be responsible for all costs associated with the purchase and delivery of back-up energy to Buyer during such period of time.

                  C. Load Following. Seller shall use commercially reasonable efforts to cause the Facility to follow Buyer's load and any changes in Buyer's load, based upon the information or data provided to Seller by Buyer pursuant to this Agreement and consistent with Prudent Electric Industry Practice. Buyer shall be responsible for all costs associated with such efforts and shall be entitled to all of the revenues derived each Month from the Facility that would not have been obtained but for such efforts, to the extent that such revenues are not greater than losses or costs (including fuel costs and $1.00 per MWh for variable O&M) incurred with respect to such efforts in such Month and any net revenues in excess thereof shall be shared in accordance with Section 7.2. Buyer and Seller shall in good faith cooperate to identify Buyer's load and any changes in Buyer's load that affect Buyer's Requirements and that affect the quantity of Excess Energy available for sale to Third Parties.

         5.3 Nominated Load. Buyer shall in good faith provide Seller notice of its estimated peak Electricity load (up to the Maximum Electricity Quantity) for each Month of the summer period (April 1 through September 30) and for each Month of the winter period (October 1 through March 31) to be delivered from the Facility not less than six (6) Months prior to the start of each such period. The Parties shall regularly review this nomination procedure and revise the procedure to the extent such revisions are mutually agreeable or required pursuant to PJM Rules.

         5.4      Interim Changes to Nominated Load.

                  A. If after notice pursuant to Section 5.3, Buyer desires to change its nomination, Buyer shall promptly provide to Seller notice (the "Interim Notice") of such changes and shall therein (i) nominate an interim Electricity quantity (the "Interim Nominated Load") up to the Net Capability, and (ii) state the period for which the Interim Nominated Load quantity will be applicable. The Interim Nominated Load shall reflect a quantity of Electricity that Buyer in good faith expects that it may need during such period to be delivered from the Facility to Buyer. The Interim Nominated Load shall become effective as soon as practicable, but not more than twenty-four (24) hours after receipt by Seller of the Interim Notice, provided, however Seller shall not be obligated to provide Electricity under an Interim Nominated Load that is higher than the initial Nominated Load for such period if delivering such Electricity to Buyer would materially and adversely affect Seller under any regulatory obligation or contractual commitment or cause Seller to breach a then existing contractual or other binding obligation related to the Facility. Seller shall use commercially reasonable efforts to sell Excess Capacity and Excess Energy made available due to a lower Interim Nominated Load under this Section 5.4A to the extent reasonable and appropriate to maximize mutual benefits to Buyer and Seller.

                  B. To the extent that Electricity to serve an increased Interim Nominated Load is not available from the Facility due to a then existing contractual or other binding obligation related to the Facility, Seller shall endeavor to provide such additional Electricity from its back-up energy arrangements or from other sources available to Seller on commercially reasonable terms at Buyer's expense, provided that Seller shall have no obligation to arrange or make such purchases if in Seller's discretion, reasonably exercised, such purchase would or could have any material adverse effect on (i) any of Seller's then existing contractual or other binding obligations related to the Facility, (ii) Seller's ability to purchase back-up energy at favorable rates or (iii) Seller's regulatory status. In such event Buyer shall have the right to purchase such Electricity from any source at Buyer's expense.

         5.5 Electricity Scheduling. By 10:00 a.m. EPT on the first (1st) day of each Month beginning in the Month prior to the Month in which Buyer shall commence taking Electricity, Buyer shall provide a schedule to Seller of its daily expected peak Electricity requirements for the subsequent Month, provided such schedule is for planning purposes only and the quantity of Electricity scheduled for delivery to Buyer shall not exceed the Nominated Load or any Interim Nominated Load, whichever is then in effect.

         5.6 Title; Risk of Loss. As between the Parties, Seller shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of the Electricity on Seller's side of the Delivery Point and Buyer shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of the Electricity at and from the Delivery Point. Seller warrants that such Electricity delivered to Buyer will be free and clear of all liens, claims and encumbrances arising prior to the Delivery Point. Title to and risk of loss related to the Electricity shall transfer from Seller to Buyer at the Delivery Point.

         5.7 Back-up Electricity Arrangements. From and after the Commercial Operations Date and until the end of the Term, provided that Buyer has notified Seller of its Nominated Back-up

Demand pursuant to Section 5.7A below, Seller shall be responsible for arranging the supply of back-up Electricity required by Buyer at the Bayway Refinery unless prohibited by law or regulation. Such arrangements shall be on commercially reasonable terms, which terms shall not unfairly disadvantage Buyer with regard to Buyer's responsibilities to pay for back-up Electricity pursuant to this Agreement.

                  A. Back-up Demand. Buyer shall establish and notify Seller of the quantity of back-up Electricity to be reserved on behalf of Buyer not less than ten (10) days (x) prior to the Commercial Operations Date or such earlier date as may be necessary to reserve such service and (y) prior to any Month when Buyer becomes aware of any increase or decrease in its requirements for back-up Electricity ("Nominated Back-up Demand"). Seller shall not be liable for, and Buyer shall reimburse Seller for, all costs incurred by Seller related to the reservation of capacity (including any demand-related costs) associated with sales by Third Parties of Electricity to Buyer at the Bayway Refinery and, in the absence of an agreement between Seller and Infineum approved pursuant to
Section 5.9C, to Infineum.

                  B. Back-up Energy. Seller shall be responsible for all costs of purchasing and delivering back-up energy to Buyer after the Commercial Operations Date, except as otherwise allocated to Buyer pursuant to Section 7.6 or as set forth below. Each Month, Buyer shall pay for the following back-up energy:

                            (i) back-up energy delivered to Buyer when Buyer is
                  unable to or will not accept delivery of Electricity from the Facility for any reason (including Buyer's Force Majeure) or when Seller cannot deliver Electricity from the Facility because of any failure of the Interconnection Facilities or Buyer's failure upon Seller's request to furnish and deliver Distillate pursuant to Section 6.3 or because of any Force Majeure of Seller other than a Facility Force Majeure (and in all such events the Facility shall be deemed available),
                            (ii) back-up energy delivered to Buyer when the
                  Facility is (a) available or (b) deemed available pursuant to Sections 5.2B, 5.8, 6.3C, 6.4E or 6.5A of this Agreement,
                            (iii) back-up energy delivered to Buyer when Buyer
                  is not purchasing Electricity from the Facility pursuant to
                  Section 5.10A(ii),
                            (iv) back-up energy delivered to Buyer as a
                  result of Buyer's purchase of Electricity pursuant to
                  Section 5.4B,

                            (v) back-up energy delivered to Buyer in excess
                  of 134,500 kW in any hour, or
                            (vi) any back-up energy delivered to Buyer, to the
                  extent resulting from Seller's compliance with Section 5.2C.

                  C.        Buyer's Right to Make Arrangements for Back-up
Electricity.

                            (i) If the actual cost of the Back-up Demand Charge
                  Component for reserving back-up capacity is in excess of or is reasonably anticipated to exceed $1.26 per kW per Month, Buyer, upon at least thirty (30) days prior notice to Seller, may make arrangements for back- up Electricity for the Bayway Refinery, and Seller shall use reasonable commercial efforts to terminate any arrangements Seller has made for back-up Electricity as of the date specified by Buyer and Buyer shall reimburse Seller for any costs incurred by Seller pursuant to such arrangements until such arrangements are terminated and for any costs Seller may incur to terminate such arrangements. If Buyer makes arrangements for back-up Electricity pursuant to this Section 5.7C, Seller shall not be responsible for and Buyer shall pay for all demand-related charges for such service and for the excess, if any, of (x) the actual cost of back-up energy, in kWh, delivered to Buyer at the Bayway Refinery less (y) the cost of an equivalent quantity of back-up energy had it been purchased from PSE&G pursuant to PSE&G's applicable tariff. Seller shall be responsible for (y) above unless Buyer is otherwise responsible for back-up energy costs pursuant to Sections 5.7B(i)-(vi) or 7.6.
                            (ii) If capacity from the Facility qualifies under
                  PJM Rules or otherwise such that arrangements with Third Parties to reserve back-up Electricity are not required or can be materially reduced, Seller shall, with Buyer's consent, use commercially reasonable efforts to terminate or modify any existing arrangements to receive back-up Electricity for the Bayway Refinery to the extent necessary to achieve said result, any costs or expenses of which shall be paid by Buyer.

                  D. Coordination of Scheduled Outages. Buyer and Seller shall cooperate with each other to use commercially reasonable efforts to coordinate the scheduled outages of the Facility and other major maintenance or overhaul activities that may require a partial or complete reduction in the output of the Facility with any scheduled temporary shut down or other anticipated reduction in the operations of the Bayway Refinery so as to minimize, to the extent reasonably practicable, the amount of back-up Electricity that must be purchased to satisfy Buyer's Requirements during the duration of such scheduled outage or major maintenance. Buyer and Seller shall, not less than thirty (30) days prior to the beginning of each Annual Budget Period, exchange a preliminary schedule of any scheduled outages of the Facility and any scheduled temporary shutdown or other anticipated redirection in the operations of the Bayway Refinery.

         5.8 Closure of Buyer's Facilities. In the event that Buyer closes or otherwise shuts down the Bayway Refinery for any reason, including but not limited to Force Majeure, (i) Buyer shall provide Seller with notice of such closure or shutdown not less than three (3) days after Buyer obtains knowledge that the Bayway Refinery will be closed or shut down, and (ii) Buyer shall continue to pay to Seller all Fixed Charges in accordance with the terms of this Agreement, in addition to any costs associated with the termination of or rearrangement of any contractual obligations of Seller or any other unwind costs caused by such closure or shutdown. To the extent practicable, and provided Seller is not adversely affected thereby, Seller shall take such reasonable action as would mitigate the Fixed Charges to be paid by Buyer in such event (including the sale of Excess Capacity and Excess Energy). The Facility shall be deemed available for the duration of any such closure.

         5.9      Sales of Electricity to Third Parties.

                  A. Purchases and Sales of Electricity; Affiliate Transactions. Seller may sell Excess Capacity, Excess Energy and, except as provided in
Section 5.1 and Exhibit K, other products or services derived from the Facility to Third Parties. Seller may also purchase capacity or energy from or sell Excess Capacity or Excess Energy or both to any Affiliate of Seller, provided that (i) such purchase or sale is on commercially reasonable terms and conditions that are at least as favorable to Seller and to Buyer as would be obtainable in an "arm's length" transaction and (ii) Seller notifies Buyer of such purchase or sale as soon as reasonably practicable.

                  B. No Resales by Buyer. Buyer shall not be entitled to resell Electricity delivered by Seller hereunder to any Third Party (including Infineum); provided, however, that Buyer may redeliver or checkmeter Electricity delivered by Seller hereunder to facilities within the Bayway Refinery (whether or not owned or operated by Buyer or an Affiliate or a Third Party, but not including those facilities and equipment currently or in the future owned or operated by Infineum) in an amount (taken together with other purchases hereunder) up to the Maximum Electricity Quantity, provided that any redelivery or checkmetering of Electricity delivered by Seller hereunder to such other facilities owned or operated by Third Parties, other than those identified in the definition of Bayway Refinery, shall not have a material adverse effect on Seller or any of its Affiliates or shall not otherwise be precluded by law or regulation.

                  C.        Approval of Contract for Sales to Infineum.

                            (i) Seller or its Affiliate shall, in good faith,
                  provide Buyer with a draft of any agreement for the sale of Electricity to Infineum (the "Infineum Agreement") as soon as reasonably possible in advance of its execution and a copy of the final draft of any such agreement prior to its execution. Buyer shall have ten (10) Business Days to approve the final draft of such agreement, which approval shall not be unreasonably withheld. In the event Buyer does not approve such agreement Buyer shall provide Seller or its Affiliate with a written notice of disapproval detailing proposed changes to such agreement that Buyer in good faith believes are necessary to protect its interests pursuant to this Agreement, and the Parties shall cooperate to resolve Buyer's proposed changes. In the event Buyer fails to provide Seller or its Affiliate either a notice of approval or disapproval within such ten (10) Business Day period, Buyer shall be deemed to have approved such agreement.

                            (ii) Concurrently with the negotiation by Seller or
                  Seller's Affiliate of the Infineum Agreement, Buyer and Seller shall mutually agree upon an equitable allocation of back-up energy and back-up demand costs attributable to Infineum Sales and a method for determining Infineum's Load pursuant to
                  Section 8.2C. Such allocation shall be used in the calculations set forth in Sections 6.1A and 7.1 (definition of "Infineum Net Revenues or Losses").

                            (iii) In the event Seller has not entered into an
                  agreement with Infineum and Buyer has not provided Seller with a means of disconnecting Infineum's electrical load from the Electricity delivered to Buyer from the Facility, Buyer shall be responsible for the entire quantity of Electricity delivered from the Facility to Buyer (including Infineum's Load when the Facility is not electrically interconnected with the PJM System). In such event, Buyer shall be responsible for all costs incurred to provide all such Electricity and shall be solely responsible for the recovery of any costs related to Electricity consumed by Infineum and for recovering such costs from Infineum.

         5.10     Replacements, Improvements or Additions to the
Facility.
                  A.
                            (i) After the Commercial Operations Date, Buyer
                  shall be responsible for and shall pay, as and when incurred by Seller, all costs with respect to replacements, improvements or additions to the Facility necessary to maintain and operate the Facility in good repair and condition (pursuant to the maintenance and repair program recommended by equipment vendors) and as contemplated by this Agreement to meet Buyer's Requirements, except as provided in (ii) below.
                                      (ii)
                                          (1) With respect to any such

                            replacements, improvements or additions described in
                            (i) above that are estimated to exceed one million dollars ($1,000,000) and are solely required by a Change in Law applicable to the Facility after the Commercial Operations Date, Buyer shall have the option not to make such replacements, improvements or additions and to cease or reduce purchasing Electricity from the Facility pursuant to this Agreement to the extent that such replacements, improvements or additions were necessary for that purpose.
                                    (2) In such event, until expiration of the
                            Term, Buyer shall continue to pay the Fixed Charges, any Back-up Demand Charge Component and any back-up Electricity charges incurred by Seller and any other costs necessary to fully reimburse Seller for the cost to terminate, complete or rearrange any contractual or other binding obligations incurred by Seller pursuant to Seller's obligations or rights under this Agreement and for such other costs that arise from Buyer's election to cease purchasing Electricity from the Facility including all costs related to the demobilizing, shutdown, mothballing and protection of the Facility; provided, however, that Buyer shall have no obligation to reimburse Seller for any lost profits or foregone economic benefits from sales of Excess Capacity or Excess Energy or other products or services derived from the Facility to Third Parties that Seller would have received if the Facility had continued to operate. To the extent practicable, and provided Seller is not adversely affected thereby, Seller shall take such reasonable action as would mitigate the amounts to be paid by Buyer pursuant to this Section 5.10A(ii). To the extent that Buyer no longer purchases Electricity from the Facility pursuant to this
                            Section 5.10A(ii), Seller shall have no further obligation to supply or pay for any back-up Electricity.

                            (iii) In the event Buyer elects not to make such
                  replacements, improvements or additions pursuant to (ii) above, Seller may proceed with such replacements, improvements or additions and, notwithstanding Section 7.2, shall be entitled to all of the revenues derived from the Facility that would not have been obtained but for such replacements, improvements or additions, until the revenues less the costs incurred by Seller to produce such revenues equal the costs incurred by Seller for such replacements, improvements or additions. In the event that Seller recovers all of the costs incurred by Seller for such replacements, improvements or additions (whether through net revenues or payment by Buyer or both), as of the date of such recovery and thereafter Buyer shall have the right to commence purchasing Electricity from the Facility and shall have all its other rights pursuant to this Agreement restored in the same manner as if such replacements, improvements or additions had not been necessary.

                  B. Either Party may propose replacements, improvements or additions to the Facility that are not necessary to maintain and operate the Facility in good repair and condition (pursuant to the maintenance and repair program recommended by equipment vendors) and as contemplated by this Agreement to meet Buyer's Requirements. If the Parties agree to make such replacements, improvements or additions, Seller shall make same and the Parties shall share equally both the costs with respect to such replacements, improvements or additions and the revenues derived from the Facility that would not have been obtained but for such replacements, improvements or additions. A Party shall have a reasonable period of time, but in no event greater than forty-five (45) days, to notify the other Party that it accepts the other Party's proposal for such replacements, improvements or additions. If either Party fails to respond or elects not to proceed with such replacements, improvements or additions: (i) if Seller fails to respond or elects not to proceed with such replacements, improvements or additions, Buyer may request Seller to proceed at Buyer's expense (which costs shall be paid as and when incurred by Seller) and Buyer shall be entitled to all of the revenues derived from the Facility that would not have been obtained but for such replacements, improvements, or additions, or (ii) if Buyer fails to respond or elects not to proceed with such replacements, improvements, or additions, Seller may proceed with such replacements, improvements or additions and shall be entitled to all of the revenues derived from the Facility that would not have been obtained but for such replacements, improvements or additions and Buyer shall not be entitled to the capacity or energy derived from such replacements, improvements or additions; provided, however, that any such replacements, improvements or additions constructed pursuant to (i) or (ii) shall not materially adversely affect the other Party (other than such Party not sharing in the revenues derived therefrom), and in the case where Seller proceeds, Buyer not having any rights to the capacity or energy derived therefrom. Notwithstanding anything contained in this Section 5.10B to the contrary, if Seller, in its sole discretion, concludes that any replacements, improvements or additions to the Facility proposed by Buyer would have any detrimental effect upon Seller's ability to meet its obligations under this Agreement or under any other then existing contractual or other binding obligation of Seller relating to the Facility or upon the value or salvage value of the Facility, Seller shall notify Buyer of such position within forty-five (45) days of Buyer's proposal, and Buyer shall have no right to proceed with such replacements, improvements or additions.

         5.11 Qualifying Facility Status. Seller shall obtain and maintain the status of the Facility as a Qualifying Facility or as part of a Qualifying Facility; provided, however, that Seller shall have no obligation to maintain such Qualifying Facility status in the event of Buyer's or Buyer's Affiliates failure or inability to take and use steam pursuant to the Steam Agreement in quantities sufficient to maintain the Qualifying Facility status of the Facility and the Existing Plant. Seller shall have no further obligation to maintain Qualifying Facility status (i) whenever it becomes possible for Seller to fulfill its obligations pursuant to this Agreement without such status, (ii) there is no material adverse effect on Buyer or no such effect that cannot be compensated for by a payment from Seller to Buyer, and (iii) Seller pays Buyer such compensation, if any.

         5.12 On-site Generation Facility Status. Buyer and Seller shall conduct their operations and activities in such a manner that such operations and activities do not prevent or otherwise adversely affect the qualification of the Facility as an On-Site Generation Facility.

ARTICLE 6.    PRICE FOR ELECTRICITY

         6.1      Price.

                  A. The price which Buyer hereby agrees to pay to Seller on and after the Commercial Operations Date shall consist of (to the extent that each component is applicable):

                  the sum of

                  (i)          the Fixed Facility Charge Component;
                  (ii)         the Fixed O&M Component;
                  (iii)        the Back-up Demand Charge Component;
                  (iv)         the Fuel Component;
                  (v)          the Variable O&M Component;
                  (vi)         the Back-up Energy Component;
                  (vii)        the Eight Percent Proxy Component; and
                  (viii) the cost of all back-up energy purchased and delivered for which Buyer is responsible pursuant to Sections 5.7B(i)-(vi) and 7.6;

                  less

                  (ix)         any Fixed Costs Chargeable to Infineum Sales;
                  (x) any Variable O&M Costs Chargeable to Infineum Sales, if already paid by Buyer to Seller;
                  (xi) any Variable O&M Costs Chargeable to Third Party Sales as described in (b) of the definition thereof; and

                  (xii) any Back-up Energy Costs Chargeable to Infineum Sales, if already paid by Buyer to Seller.

                  B. Buyer shall at all times (including during a Force Majeure event) remain liable for and shall pay Seller the applicable Fixed Charges and the Back-up Demand Charge Component (to the extent that such charges cannot reasonably be mitigated by Seller).


         6.2      Annual Budget.

                  A. Submission. One hundred eighty (180) days prior to the anticipated Commercial Operations Date as reasonably estimated by the Parties, and one hundred eighty (180) days prior to the beginning of each Annual Period thereafter, Seller shall prepare and submit to Buyer a proposed Budget Plan for such Annual Period (the "Budget Plan") and a five-year projection of operating and capital budgets (the "Five-Year Projection"). Thirty (30) days prior to the anticipated Commercial Operations Date as reasonably estimated by the Parties, and thirty (30) days prior to the beginning of each Annual Period thereafter, Seller shall prepare and submit to Buyer a proposed budget (the "Annual Budget") for such Annual Period, which shall include a separate operating budget and capital budget and shall set forth, in reasonable detail: (i) anticipated operations, repairs, replacements and additions necessary to maintain the Facility in good repair and condition (pursuant to the maintenance and repair program recommended by equipment vendors), as contemplated by this Agreement, (ii) routine maintenance and overhaul schedules (including major maintenance), (iii) procurement (including equipment acquisitions and spare parts and consumable inventories indicating a breakdown of capital items and expense items), (iv) staffing, personnel and labor activities (including unit rates for labor and holidays to be observed),
(v) administrative activities, and (vi) data regarding other work proposed to be undertaken by Seller, together with an itemized estimate, of all costs to be incurred in connection therewith. Seller shall obtain commercially reasonable prices for all goods and services.

                  B. Review. Buyer shall review Seller's proposed Annual Budget prior to the Commercial Operations Date or the beginning of the relevant Annual Period, as the case may be, and may, by written request, indicate Buyer's proposed reasonable changes, additions, deletions and modifications. Seller shall use commercially reasonable efforts to respond to Buyer's requests. If no such request is received within twenty (20) days after Buyer receives such proposed Annual Budget, such Annual Budget shall be deemed approved. If Buyer timely delivers such a request, Buyer and Seller will then meet and use their best efforts to agree upon a final Annual Budget prior to the commencement of such Annual Period.

                  C. Failure to Adopt. If, by the first day of any Annual Period, the Parties are unable to reach agreement concerning any portion of the Annual Budget for such Annual Period, the Annual Budget proposed by Seller shall be in effect for such Annual Period. Those portions of such Annual Budget that are in dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article 14 of this Agreement, and the losing Party with respect to any such arbitration shall pay all reasonable costs of the winning Party associated therewith, including interest at the Interest Rate on any overpayment by Buyer and reasonable attorneys' and arbitration fees.

                  D.        Effectiveness.

                            (i)  The Annual Budget shall remain in effect
throughout the applicable Annual Period, subject to updates prepared by Seller as necessary and such other updating, revision and amendment as may be proposed by either Party and consented to in writing by the other Party.

                            (ii)  The final Annual Budget shall be used to
calculate the Fixed O&M Component. Actual Fixed O&M expense for each Annual Period shall be compared to the Fixed O&M Component billed and paid by Buyer during such period within ninety (90) days following the conclusion of each Annual Period, and Seller shall bill or credit Buyer, as the case may be, and Buyer shall pay Seller, if applicable, for any difference including interest (to either Buyer or Seller) at the Interest Rate from the date any such difference in Fixed O&M Component charges would have been due or were paid during the previous Annual Period. If disagreement arises between the Parties as a result of such reconciliation of budgeted and actual Fixed O&M Component costs and the Parties cannot resolve such dispute within thirty (30) days of receipt by Seller of notice regarding such dispute from Buyer, the Parties shall resolve such dispute in accordance with the dispute resolution procedures set forth in
Article 14 of this Agreement.

                  E.        General Limitation.  Unless contained in the
Annual Budget currently in effect, or otherwise approved in writing by Buyer, which approvals shall not be unreasonably withheld, Seller shall not (and shall not permit any of its agents or representatives to) take or agree to take any actions that are not consistent with the Annual Budget plan and would have the effect of increasing Buyer's responsibility for annual Fixed O&M Component costs by more than two hundred fifty thousand dollars ($250,000) in the aggregate in any Annual Period.

         6.3      Purchases of Fuel; Use of Distillate.

                  A. Right to Purchase. Seller shall purchase Fuel for the Facility of a specification necessary for the efficient operation of the Facility in compliance with any certification, approval or permit issued by any Governmental Authority and any applicable environmental and other regulatory standards from time to time and on commercially reasonable terms free and clear of any liens and encumbrances. Seller shall not incur any contractual arrangement or other binding obligations for the purchase of Fuel for the Facility having a term greater than six (6) Months without Buyer's prior approval which approval shall not be unreasonably withheld. On not less than thirty (30) days notice to Seller prior to the beginning of any Month, Buyer may purchase and Seller shall repurchase from Buyer natural gas (including transportation and related services) as Fuel, for the Facility in order to control the Cost of Fuel. Such purchases of natural gas shall be for a duration of at least one (1) Month and shall be purchased by Buyer for its own account and risk and not as agent for Seller. Buyer shall deliver any natural gas for the Facility free and clear of any liens and encumbrances. Buyer may purchase natural gas from an Affiliate of Buyer, provided that (i) such purchase is on commercially reasonable terms and conditions that are at least as favorable as would be obtainable in an "arm's length" transaction and (ii) Buyer notifies Seller of such purchase as soon as reasonably practicable. Buyer may not exercise this option if it would cause Seller to breach any then existing contractual or other binding obligations for the purchase or delivery of Fuel. If Buyer exercises this option, Buyer shall reimburse Seller for any costs incurred by Seller in terminating, completing or rearranging any existing contracts or other binding obligations of Seller for the purchase or delivery of Fuel. The price paid by Seller to Buyer for natural gas shall be Buyer's Cost of Fuel for natural gas.

                  B. Distillate. It is Seller's intention to install a distillate day tank with usable storage capacity sufficient for twenty-four (24) hours of base load operation. Upon and pursuant to Seller's request, within the actual number of hours of usable storage capability, at base load operation, of the distillate day tank as has actually been constructed plus such number of hours of notice of an interruption of natural gas deliveries as may have been provided to Seller by a Natural Gas Pipeline Company, Buyer shall furnish distillate at the Distillate Interconnection Point in place of natural gas as Fuel for use by the Facility. Buyer shall deliver any distillate for the Facility free and clear of any liens and encumbrances. The price paid by Seller for distillate purchased from Buyer pursuant to this Section 6.3 shall be the weighted average of the daily mean wholesale price for (i) "LS Jet" kerosene and (ii) "LS Diesel" kerosene, for deliveries in barge load quantities in New York Harbor, as published by Standard & Poor's Platt's in Platt's Oilgram Price Report plus transportation and related services (if actually incurred) based on the actual blend of distillate delivered. If the publication of prices for "LS Jet" kerosene or "LS Diesel" kerosene or both in Platt's Oilgram Price Report are discontinued or reconstituted in such a manner as to render them unusable for the purposes intended by the Parties, Buyer and Seller agree to substitute a publication of petroleum prices commonly accepted in the petroleum industry that most closely reflects the wholesale prices for barge load quantities in New York Harbor of petroleum products comparable to distillate conforming to the specifications contained in this Section 6.3 and attached hereto as Exhibit L.

                  C. Specifications. Any natural gas or distillate provided by Buyer shall conform to the specifications attached hereto as Exhibit L and, in the case of natural gas, with the specifications of the applicable Natural Gas Pipeline Company transporting such natural gas; provided that such Fuel shall be of a specification necessary for the efficient operation of the Facility in compliance with any certification, approval or permit issued by any Governmental Authority and any environmental and other regulatory standards applicable from time to time. Buyer shall be responsible for any damages to Seller that result from any failure to so supply Fuel for the Facility. Buyer shall indemnify Seller for any such damages and for any additional costs incurred by Seller on account of Buyer's non-compliance with this Section 6.3, including costs incurred by Seller for back-up capacity and energy, as the result of the failure of Buyer or Buyer's agents or vendors to deliver such purchased Fuel or distillate to the Facility and, if the Facility does not operate because of such failure, the Facility shall be deemed available for purposes of this Agreement.

         6.4      Optional Electricity Purchases from a Third Party.

                  A. Except as provided in this Section 6.4 and in Section 6.5, Buyer shall not purchase Buyer's Requirements from Third Parties when Electricity from the Facility is available.

                  B. In the event that Seller or Buyer becomes aware that the costs of obtaining Electricity for Buyer's Requirements for a period of not less than one (1) Month from a Third Party would be less than the Fuel Component and Variable O&M Component that Buyer would be required to pay to Seller hereunder for such Electricity if it had been generated by the Facility and taken by Buyer (regardless of the Nominated Load) up to the Net Capability, the Parties shall cooperate in good faith to determine whether it would be in Buyer's best interest to purchase Buyer's Requirements for a period of not less than one (1) Month from a Third Party. In evaluating whether to operate the Facility to supply Buyer's Requirements, the Parties shall consider whether a decision not to operate the Facility would materially adversely affect Seller's ability to perform any then existing contractual or other binding obligations related to the Facility or would cause Seller to breach any such then existing contractual or other binding obligations related to the Facility, and the costs necessary to reimburse Seller for any costs that would be incurred by Seller in terminating, completing or rearranging such existing contracts or other binding obligations related to the Facility; provided, however, Buyer shall have no obligation to reimburse Seller for any lost profits or foregone economic benefits from sales of Excess Capacity or Excess Energy or other products or services derived from the Facility to Third Parties that Seller would have received had the Facility continued to operate.

                  C. In the event that, as determined pursuant to Section 6.4B, all of Buyer's Requirements for a period of not less than one (1) Month are purchased by Seller from a Third Party (either as agent for Buyer or in such other manner as would not cause Seller to be regulated as a reseller of Electricity), except pursuant to an agreement subject to the terms described in

Section 6.5A, in any Month Buyer shall pay Seller (i) the costs of such Electricity from a Third Party delivered to Buyer in such Month plus (ii) all costs incurred by Seller in terminating, completing or rearranging any then existing contractual or other binding obligations related to the Facility (which costs Seller shall use reasonable efforts to mitigate) and for all costs relating to the demobilizing, shutdown, mothballing and protection of the Facility; provided, however, Buyer shall have no obligation to reimburse Seller for any lost profits or foregone economic benefits from sales of Excess Capacity or Excess Energy or other products or services derived from the Facility to Third Parties that Seller would have received if the Facility had continued to operate. In addition, Buyer shall pay Seller, as invoiced by Seller, the greater of:

         (x) twenty percent (20%) of the difference between

                  (1) the ESA Price less
                  (2) the Third Party Price;
         or

         (y) fifty percent (50%) of the difference between

                  (1) the Industry Price less
                  (2) the Third Party Price,

             but not less than zero.

                  D. For purposes of this Section 6.4: the "ESA Price" means the amount that Buyer would be required to pay to Seller


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
under this Agreement for such Electricity if it had been generated by the Facility; the "Third Party Price" means the cost of such Electricity from a Third Party delivered to Buyer plus all other costs that Buyer is obligated to continue to pay Seller pursuant to this Agreement, all costs incurred by Seller and reimbursed by Buyer in terminating, completing or rearranging any then existing contractual or other binding obligations related to the Facility, and all costs relating to the demobilizing, shutdown, mothballing and protection of the Facility; and the "Industry Price" means the available market price for similar quantities of Electricity, delivered at the same transmission voltage and degree of reliability (including the cost of reserving an equivalent quantity of capacity).

                  E. At any time when Buyer purchases Electricity from Third Parties pursuant to this Section 6.4, the Facility shall be deemed available.

         6.5      Optional Long Term Electricity Purchases from Third
Parties.
                  A. Upon not less than thirty (30) days notice to Seller, Buyer may execute a written contract with any Third Party (including any party producing electricity on the Bayway Property) for Buyer's Requirements that is for a term of at least three (3) years, and pursuant to which neither party either


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acting alone or acting together has a right to terminate (other than for breach or force majeure) within such period, and does not result from a proposal brought to Buyer by Seller. In such event, upon not less than thirty (30) days notice, Buyer shall have the right to direct Seller not to operate the Facility to supply Buyer's Requirements for the term of such contract. In such event:

                            (i) Buyer shall have no right during the term of
                  such contract to request or require Seller to operate the Facility to deliver Buyer's Requirements except as provided in
                  (ii) below;
                            (ii) Upon Buyer's request, and at Buyer's cost,
                  Seller shall continue to maintain and staff the Facility in such a manner as to assist Buyer to rely upon such portion of the capacity of the Facility as may be necessary for Buyer's Requirements;
                            (iii) Seller shall use reasonable commercial efforts
                  to mitigate so much of the Fixed O&M Component, as well as any other costs reimbursed to Seller by Buyer, as is consistent with Prudent Electric Industry Practice, provided that Buyer shall continue to pay the Back-up Demand Charge Component, if any, and the Fixed O&M Component and other costs, as mitigated;


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                            (iv) Buyer shall continue to pay the Fixed
                  Facility Charge Component;
                            (v) Buyer shall reimburse Seller for any costs
                  incurred by Seller in terminating, completing or rearranging any existing contracts or other binding obligations related to the Facility, and for all costs relating to the demobilizing, shutdown, mothballing and protection of the Facility; provided, however, Buyer shall have no obligation to reimburse Seller for any lost profits or foregone economic benefits from sales of Excess Capacity or Excess Energy or other products or services derived from the Facility to Third Parties that Seller would have received if the Facility had continued to operate; and
                            (vi) For the duration of the term of the contract
                  with the Third Party, Seller shall not have any obligations for the supply of back-up Electricity to Buyer and the Facility shall be deemed available.

                  B. Whenever Buyer shall give notice of its intent to purchase Buyer's Requirements from a Third Party pursuant to Section 6.5A above, the Parties shall consult with each other to determine whether it would be economical to continue to operate the Facility for the sale of Excess Capacity or Excess Energy or both to Third Parties. If the Parties agree that the Facility should be operated to sell Excess Capacity or Excess Energy or both to Third Parties, all revenues arising therefrom and all costs that would not otherwise be chargeable to Buyer and any losses shall be shared equally among the Parties for the remainder of the term of Buyer's purchases of Buyer's Requirements from such Third Party. If, after such consultation, only one of the Parties desires to operate the Facility to make sales of Excess Capacity or Excess Energy or both for the remainder of the term of Buyer's contract to purchase Buyer's Requirements from a Third Party, Seller shall operate the Facility to make such sales of Excess Capacity or Excess Energy or both for the account of such Party and all the revenues and all costs that would not otherwise be chargeable to such Party with respect to such sales and any and all losses arising therefrom shall be the sole responsibility of and shall be paid by such Party.

         6.6      Adjustments to Fixed Facility Charge Component.

                  A. Not later than eighty (80) days after the Effective Date, the "Cost of Debt" in the category "Control Variables" set forth in the Pro Forma Analysis attached hereto as Exhibit D shall be increased or decreased, as the case may be, for the amount, if any, by which the average of the interest rate on the ten (10) year U.S. Treasury Note for the first five (5)

Business Days after the sixty-fifth (65th) day after the Effective Date was either greater or less than 6.65 percent. The Fixed Facility Charge Component shall thereupon be increased or decreased as a result thereof in order that the "IRR" and "Coverage" in the category "Control Variables" set forth in the Pro Forma Analysis attached hereto as Exhibit D shall remain the same. Seller shall promptly notify Buyer of any such recalculation of the Fixed Facility Charge Component and Exhibit D shall be restated to reflect such recalculation.

                  B. Seller shall furnish to Buyer in writing, on the date on which Buyer's obligation to pay the Fixed Charges commences, documentation setting forth in reasonable detail the actual amounts of all Facility "Hard Costs" and "Project Soft Costs," as set forth in Exhibit D, and all Qualified Capital Cost Adjustments, and the Fixed Facility Charge Component shall thereupon be recalculated to reflect all Qualified Capital Cost Adjustments and shall be increased or decreased as a result thereof. In addition, if at any time any additional Qualified Capital Cost Adjustments have been identified and determined, a subsequent recalculation in the Fixed Facility Charge Component shall be made and Seller shall furnish to Buyer in writing additional documentation setting forth in reasonable detail the amount of such adjustment.

                  C. If the date on which Buyer commences payment of the Fixed Charges pursuant to 4.2D(i) is later than December 1, 2001, the Fixed Facility Charge Component shall be recalculated based on a period commencing on such date and ending on November 30, 2017 and Buyer shall pay Seller each Month an amount calculated to recover the Fixed Facility Charge Component over the number of Months in such period and taking into account any increase in "Interest During Construction."

                  D. Any adjustments to the Fixed Facility Charge Component pursuant to Sections 6.6A, 6.6B and 6.6C shall be determined using the Pro Forma Analysis set forth in Exhibit D. Buyer and Seller agree that the Fixed Facility Charge Component shall not be adjusted for any other reason, including if the actual "IRR" exceeds or is less than the "IRR" stated in the Pro Forma Analysis set forth in Exhibit D, whether due to any error, inaccuracy, misstatement, omission or variance of any factor in the Pro Forma Analysis set forth in Exhibit D, or otherwise.

                  E. Any increases in or reductions to the Fixed Facility Charge Component pursuant to this Section 6.6 shall be effective retroactive to the date on which Buyer's obligation to pay the Fixed Charges begins together with interest accrued thereon from the date such costs are paid by Seller, which interest shall accrue at the Prime Rate, and which interest shall apply only to the extent such interest is not included in the adjustment made pursuant to Section 6.6D.

                  F. Within thirty (30) days after any adjustments in the Fixed Facility Charge Component pursuant to this Section 6.6, Seller shall prepare and deliver to Buyer an invoice setting forth any charges or credits due as a result of the adjustments made pursuant to this Section 6.6.

         6.7      Insurance.

                  A. Seller shall maintain, at Buyer's expense, liability and property damage insurance coverage for the Facility (including boiler and machinery coverage) equivalent to that maintained for Cogen's electric generation facilities, so long as such coverage is from internationally recognized insurance markets (the "Required Insurance").

                  B. At least thirty (30) days prior to the expiration of the policies of Required Insurance to be maintained by Seller hereunder, Seller agrees to provide Buyer with preliminary indications of its insurance proposal for the renewal term. Buyer may accept Seller's proposal or alternatively shall have the right to procure such coverage at Buyer's sole cost and expense.

                  C. If Buyer elects to procure Required Insurance coverage for the renewal term, Buyer shall so inform Seller in writing not less than twenty-one (21) days prior to the expiration of the existing policies, and the parties shall obtain endorsements to their respective policies of insurance to specify (i) the agreement of all insurers to the appointment of a common loss adjustment firm in the event of any claims and (ii) the agreement of all insurers to abide by such common adjustment firms's recommendation for sharing of claims costs and expenses.

                  D. Any Required Insurance procured by Buyer pursuant to
Section 6.7C shall contain coverage terms and conditions substantially similar to those of Seller's policies of insurance for Cogen's other electic generation facilities, and:

                            (i) such insurance policy shall name Seller and any Lender as the named insured and loss payee;
                            (ii) such insurance policy shall be issued by an insurance carrier having a rating issued by A.M. Best Company equal to or better than that of the insurance carrier providing equivalent coverage for Cogen's other electric generation facilities;


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
                            (iii) the purchase of such insurance policy by Buyer shall have no adverse effect on the cost of insurance maintained by Cogen for Cogen's other electric generation facilities;
                            (iv) Buyer shall promptly pay Seller for any and all costs incurred by Seller in terminating, completing or rearranging Seller's then existing policy for Required Insurance;
                            (v) Buyer shall immediately provide Seller with a copy of such insurance policy;
                            (vi) such insurance policy shall provide that it may not be canceled or terminated without providing no less than thirty (30) days prior notice to all named insureds and loss payees; and
                            (vii) Not less than thirty (30) days prior to the expiration of such insurance policy, Buyer shall notify Seller as to whether or not Buyer intends to renew such insurance policy and, upon notice that Buyer does not intend to renew such insurance policy (or in the event that Buyer fails to provide Seller with such notice), Seller shall proceed to purchase the Required Insurance as provided in Section 6.7A.

                  E. Seller shall propose additional insurance coverage (including business interruption coverage) as Seller believes appropriately addresses the commercial risks of this Agreement (including reasonable deductibles and other expenses) for Buyer's review and acceptance. Seller shall maintain, at Buyer's expense, any such additional insurance coverage accepted by Buyer in writing. Seller shall make available to Buyer for inspection a copy of such insurance policy or policies.

                  F. If requested by Buyer, Seller shall name Buyer as an additional insured on any of such policies, to the extent
Buyer has an insurable interest covered by same.

ARTICLE 7.    ALLOCATION OF NET REVENUES OR LOSSES AND BACK-UP ENERGY COSTS

         7.1 Defined Terms. For purposes of this Article 7, the following terms shall have the following meanings:

         "Bayway Refinery Outage" means an event in any Month whenever the average load for the Bayway Refinery for that Month is more than twenty (20) MW less than the average Monthly load for the Bayway Refinery for the last prior Month during which its operations were unaffected by an outage (the "Base Month"), either

                  (i) due to an unscheduled outage of all or a portion of the facilities comprising the Bayway Refinery or
                  (ii) due to a scheduled outage (which shall not include a permanent shutdown) of all or a portion of the facilities comprising the Bayway Refinery where Buyer (a) has provided Seller with not less than six (6) Months notice in advance of any such scheduled outage or such lesser notice where either (1) Seller is able to coordinate its outages with Buyer's outage, or (2) Seller has no scheduled outage, and
         (b) such scheduled outage does not occur between June 1 and September 30 of any Annual Period (a "Noticed Scheduled Outage").

A Bayway Refinery Outage shall be deemed to have ended in any Month whenever the average load for that Month is (or would have been but for the occurrence of a scheduled outage which is not a Noticed Scheduled Outage) within twenty (20) MW of the actual average load for the Base Month. Buyer shall provide Seller with notice at the commencement and conclusion of any Bayway Refinery Outage.

         "Eight Percent Component" means, for any Reconciliation
Period, the product of (a) the sum of all Net Back-up Energy


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
Costs incurred during such Reconciliation Period, and (b) the quotient of (i) eight percent divided by (ii) one hundred percent (100%) minus the Unit Availability (provided that such quotient shall never be greater than 1.0).

         "Infineum Net Revenues or Losses" means, for any Month, the revenues or losses attributable to sales of Excess Capacity or Excess Energy or other products or services derived from the Facility (except Steam) to Infineum, net of any expenses incurred in making such sales, including:

         (i)        Fuel Costs Chargeable to Infineum Sales,
         (ii)       Fixed Costs Chargeable to Infineum Sales,
         (iii)      Variable O&M Costs Chargeable to Infineum Sales,
         (iv)       Back-up Demand Costs Chargeable to Infineum Sales,
         (v)        Back-up Energy Costs Chargeable to Infineum Sales,
         (vi)       applicable Taxes, and
         (vii) all other costs and expenses reasonably attributable to such sales.

         "Net Back-up Energy Cost" means, for each Month in which back-up energy is delivered to Buyer, the difference between:

         (i) the total charge paid by Seller for the quantity of back-up energy (in kWh) delivered during such Month, less the cost of any back-up energy for which Buyer is


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
                  responsible to pay pursuant to Section 5.7B(i)-(vi), and
         (ii) the Back-up Energy Component for such Month, but not less than zero.

         "Net Revenues or Losses" means, for any Month, the revenues attributable to sales of Excess Capacity or Excess Energy or other products or services derived from the Facility (except Steam) to Third Parties (not including any Infineum Net Revenues or Losses or Power Augmentation Revenues), net of any expenses incurred in making such sales, including:

         (i)   Fuel Costs Chargeable to Third Party Sales,
         (ii)  Variable O&M Costs Chargeable to Third Party Sales,
         (iii) applicable Taxes, and
         (iv) all other costs and expenses reasonably attributable to such sales.

         "Power Augmentation Revenues" means, for any Month, the sum of the revenues attributable to sales of Excess Capacity or Excess Energy or other products or services derived from the Facility to Third Parties as a result of Power Augmentation for each hour in such Month, to the extent such revenues exceed in each such hour the expenses incurred in making such sales, including:

         (i)      Fuel Costs Chargeable to Power Augmentation,
         (ii)     Variable O&M Costs Chargeable to Power Augmentation;
         (iii)    the Power Augmentation Cost of Steam,
         (iv)     the cost of demineralized water used in Power
                  Augmentation (calculated based upon steam delivered for Power Augmentation),
         (v)      applicable Taxes, and
         (vi) all other costs and expenses reasonably attributable to such sales.

Any losses in any hour as a result of Power Augmentation shall be borne by Seller.

         "Reconciliation Period" means either (i) a period comprising the prior six (6) Commercial Operations Years (or such lesser number of Commercial Operations Years if six (6) Commercial Operations Years have not yet occurred) or (ii) following the Commercial Operations Year ending on April 30, 2017, a period comprising the prior seventy-two (72) Months.

         "Unit Availability" means one hundred percent (100%) multiplied by the quotient of (i) Available Hours divided by (ii) Period Hours, where

                  Available Hours              means the difference between
                                               (i) the Period Hours and
                                               (ii) the sum of Forced Outage
                                               Hours and Scheduled Outage
                                               Hours during any period.
                                               Available Hours include all
                                               hours when the Facility is deemed
                                               available pursuant to this
                                               Agreement that are not Forced
                                               Outage Hours or Scheduled Outage
                                               Hours (other than Forced Outage
                                               Hours caused by Buyer).

                  Forced Outage Hours          means the number of hours in
                                               any period that the Facility
                                               is not available as a result
                                               of a Facility failure or as a
                                               result of being removed from
                                               service for unplanned
                                               maintenance.

                  Scheduled Outage Hours       means the number of hours in
                                               any period that the Facility
                                               is (i) not available as a
                                               result of being removed from
                                               service for planned
                                               maintenance or, (ii) if the
                                               Facility was not operating and
                                               is deemed available pursuant
                                               to this Agreement, for planned
                                               maintenance scheduled pursuant
                                               to Section 5.7D.

                  Period                       Hours means the
                                               number of hours in
                                               the period
                                               specified below.


For purposes of this Article 7, Unit Availability shall be computed at the end of each Commercial Operations Year on the basis of the applicable Reconciliation Period.

         7.2      Allocation of Net Revenues or Losses.

                  A.        Except as otherwise provided for in
Section 5.2B(i), Section 5.10A(iii) or Section 5.10B, each Month, the Net Revenues or Losses shall be allocated in the following order:

                            (i) First, Seller shall be allocated one hundred
                  percent (100%) of all Net Revenues or Losses until Seller has recovered all unreimbursed costs for Environmental Remediation and Relocation Costs; then

                            (ii) Second, in the event a Bayway Refinery Outage
                  has occurred or continues during such Month, Buyer shall be allocated one hundred percent (100%) of all Net Revenues or Losses received by Seller from the sale of Excess Capacity or Excess Energy directly resulting from such Bayway Refinery Outage, up to the amount of such Net Revenues or Losses attributable to a quantity of Electricity, in kWh, equal to the difference between (x) Buyer's actual average load, in kWh, during the Base Month and (y) Buyer's actual average load, in kWh, during such Month, until Buyer has been credited with an amount sufficient to reduce Buyer's average cost per kWh of the Fixed Charges plus the Back-up Demand Charge Component to the average cost per kWh of such charges during the Base Month; then

                            (iii) Third, each Month Seller shall be allocated
                  twenty percent (20%) and Buyer shall be allocated eighty percent (80%) of all Net Revenues or Losses until Buyer has been credited with an amount equal to the increase in the Fixed Facility Charge Component for that Month arising out of an extension or delay set forth in
                  Section 4.2C(i).

                            (iv) Fourth, Seller shall be allocated twenty
                  percent (20%) and Buyer shall be allocated eighty percent (80%) of all Net Revenues or Losses until Buyer has been credited with an amount equal to the Heat Rate Credit; then

                            (v) Fifth, any remaining Net Revenues or Losses
                  shall be allocated for the following events, in the order in which such events occurred, beginning with the earliest event:

                                    (1) In the event the Facility continues to
                            operate and sell Electricity after a closure of the Bayway Refinery pursuant to Section 5.8, Seller shall be allocated twenty percent (20%) and Buyer shall be allocated eighty percent (80%) of all Net Revenues or Losses arising from the sale of Electricity to Third Parties in an amount up to the Fixed Charges, and any Back-up Demand Charge Component (to the extent remaining after any mitigation of such component by Seller);

                                    (2) In the event Buyer has paid for
                            replacements, improvements or additions required solely due to a Change in Law pursuant to Section 5.10A(i), Seller shall be allocated twenty percent (20%) and Buyer shall be allocated eighty percent (80%) of Net Revenues or Losses until such time that Buyer has recovered the amount of such payments (without interest);

                  then

                            (vi) All Net Revenues or Losses remaining after any
                  such allocations pursuant to Section 7.2A(i), 7.2A(ii), 7.2A(iii), 7.2A(iv) or 7.2A(v) shall be shared equally by the Parties.

                            (vii) To the extent in any Month aggregate Net
                  Revenues or Losses are negative, such aggregate Net Revenues or Losses shall be an additional cost to be shared equally by Buyer and Seller.

         7.3 Minimum Allocation to Seller. Notwithstanding any allocations made pursuant to Section 7.2, except with respect to the allocation made pursuant to
Section 7.2A(ii), in no event shall Seller receive less than twenty percent (20%) of the sum in any Month of all Net Revenues or Losses.

         7.4 Allocation of Infineum Net Revenues or Losses and Power Augmentation Revenues. In each Month, all Infineum Net Revenues or Losses and all Power Augmentation Revenues shall be shared equally among Buyer and Seller.

         7.5 Distribution of Buyer's Share of Net Revenues or Losses, Infineum Net Revenues or Losses and Power Augmentation Revenues. Buyer's share of any allocation of Net Revenues or Losses, Infineum Net Revenues or Losses and Power Augmentation Revenues shall be distributed to Buyer as a credit to the amounts due on Seller's invoice for such Month, or in the event Buyer does not owe Seller an equivalent or greater amount under this Agreement, as a payment to Buyer for such Month.

         7.6      Allocation and Reconciliation of Net Back-up Energy
Costs.

         A. Not later than the first Month after the end of a Commercial Operations Year, Buyer's portion of any Net Back-up Energy Costs during the applicable Reconciliation Period shall be determined and reconciled to the amounts that Buyer has paid Seller during such Reconciliation Period as the Eight Percent Proxy Component, such that Buyer shall pay the Eight Percent Component for such Reconciliation Period and Seller shall pay for all other Net Back-up Energy Costs during such Reconciliation

Period. An example of such reconciliation, using a pro forma estimate of the performance of the Facility, is attached hereto as Exhibit M.

                  B. Seller shall make an appropriate adjustment on its invoice to Buyer for the first Month after the end of each Commercial Operation Year reflecting either a credit to the amounts due on Seller's invoice for such Month, or an additional charge (as the case may be) sufficient to reflect the reconciliation and allocation pursuant to Section 7.6A, without interest. In the event Buyer does not owe Seller an equivalent or greater amount under this Agreement in such Month, Seller shall make a payment to Buyer.

ARTICLE 8.                          METERING

         8.1      Measurement Location.  The Metering Points for
Electricity shall be as set forth in Exhibit A.

         8.2      Electricity Measuring Equipment and Stations.

                  A. Seller. Seller shall (i) install, own, operate and maintain Electricity measuring and metering stations and all measuring equipment sufficient to permit an accurate determination of the quantity, quality and time of day of delivery of Electricity to Buyer; and (ii) exercise reasonable care in the maintenance and operation of metering equipment so as to assure an accurate determination of the quantity and quality of Electricity delivered to Buyer. Seller's metering equipment shall be used to determine the billing hereunder and shall be sealed. Such seals shall be broken only by Seller, in the presence of a representative of Buyer, or by an independent party unrelated, directly or indirectly, to either Party and mutually agreeable to the Parties (the "Independent Party") and only when the metering equipment is to be inspected, tested or adjusted as described in Section 8.4. Buyer shall provide Seller or the Independent Party, as the case may be, access to the metering equipment at all reasonable times for the purposes of inspecting, testing and adjusting the same, provided that such access shall not interfere with Buyer's normal business operations. In the event that Seller's metering equipment fails to register during any period of time, and except as provided in Section 8.5, Seller shall determine the Electricity quantities from Buyer's metering equipment as set forth in Section 8.2B or from production records if no such metering equipment is available. If an improved method or technique is developed for the measurement of Electricity, such new method or technique shall be substituted at Buyer's expense when in the reasonable opinion of Buyer, employing such new method or technique is more reliable and accurate.

                  B. Buyer. Buyer may own, operate and maintain metering equipment at its sole expense, provided that such metering equipment shall be operated and maintained in a manner that does not interfere with the Facility or Seller's Electricity metering equipment. Should Buyer so elect and should any metering equipment installed by Seller fail to register during any period of time, Buyer's metering equipment shall be used to determine the amount of Electricity delivered to Buyer during such period in lieu of Seller's estimates thereof to the extent Buyer's meters have been tested and maintained in accordance with Section 8.4. Buyer shall provide access for Seller and, if applicable, the Independent Party, to the metering equipment at all reasonable times for the purposes of witnessing, testing and adjusting the same, provided that such access shall not interfere with Buyer's normal business operations.

                  C.        Metering Infineum's Use of Electricity.

                            (i)            Not later than 5:00 p.m. on the first
Business Day following the conclusion of any Month during the Term, Buyer shall in good faith provide Seller with Infineum's consumption of Electricity during the immediately preceding Month ("Infineum's Load"). Buyer shall use its reasonable commercial efforts to ensure an accurate determination of Infineum's Load. Buyer's existing meters shall be used for all quantity measurements with respect to Infineum's Load for purposes of this Agreement. Seller shall have the right to witness and audit any measuring of or testing performed on Buyer's meters used to determine Infineum's Load.

                            (ii) Buyer shall indemnify and hold Seller
harmless from any claim that Infineum has or may make or have in the future against Seller to the extent that such claim arises from a dispute as to the accurate determination of the quantity of Electricity, back-up capacity or back-up energy delivered or provided to Buyer or Infineum, unless otherwise specifically provided for in an agreement between Seller and Infineum.

         8.3 Fuel Measuring Equipment and Stations. Seller shall (i) install, own, operate and maintain Fuel measuring and metering stations and all measuring equipment sufficient to permit an accurate determination of the Fuel Component; and (ii) exercise reasonable care in the maintenance and operation of such metering equipment so as to assure an accurate determination of the Fuel Component, including a separate determination of the quantity of distillate used by the Facility. Seller's metering equipment shall be used to determine the billing hereunder and shall be sealed. Such seals shall be broken only by Seller, in the presence of a representative of Buyer, or by an Independent Party selected by Seller and Buyer and only when the metering equipment is to be inspected, tested or adjusted as described in Section 8.4. Buyer shall provide Seller or the Independent Party, as the case may be, access to the metering equipment at all reasonable times for the purposes of inspecting, testing and adjusting the same, provided that such access shall not interfere with Buyer's normal business operations. In the event that Seller's metering equipment fails to register during any period of time, and except as provided in Section 8.5, Seller shall seek to determine the Fuel quantities from the production records. Buyer may own, operate and maintain metering equipment at its sole expense, provided that such metering equipment shall be operated and maintained in a manner that does not interfere with the Facility or Seller's Fuel metering equipment.

         8.4      Testing.

                  A. General. The accuracy of any metering equipment to be used for purposes of measuring Electricity or Fuel shall be tested and verified at least annually. If the Party not responsible for maintaining such metering equipment requests a verification test to be made, such test shall be at such Party's expense if the metering equipment proves to be accurate within a tolerance of one percent (1%). If errors greater than such tolerances are discovered, the test shall be at the expense of the Party responsible for maintaining such metering equipment.


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
                  B. Cooperation. If either Party notifies the other Party that it desires a test of its own or of the other Party's metering equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment.

                  C. Notice and Right to Witness. Each Party shall be given at least five (5) days notice prior to the test of any metering equipment. Each Party shall have the right to have a representative present at any time that any metering equipment is to be tested; provided, however, that a Party's failure to have a representative present at the test shall not affect the validity of the test so long as the notice required under the preceding sentence shall have been given.

         8.5 Corrections. If, upon testing, any metering equipment is found to be in error by not more than one percent (1)% tolerance when reading the average operating range over the past year, then previous recordings of such equipment shall be considered accurate, but such equipment shall be promptly adjusted by the Independent Party to record correctly. If, upon testing, any metering equipment shall be found to be inaccurate by more than such tolerance, then such equipment shall be promptly adjusted and retroactive billing adjustments for such errors shall be made for (i) the actual period during which inaccurate measurements were made, if that period can be


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reasonably determined; or (ii) if the period cannot be reasonably determined, one-half (1/2) of the period from the date of the last previous test of the metering equipment, but not to exceed six (6) Months.

         8.6      Maintenance and Records.

                  A. Maintenance. Each Party shall have the right to have a representative present whenever the other Party or the Independent Party, as applicable, cleans, changes, repairs, inspects, tests, calibrates, or adjusts any metering equipment or any equipment used in checking measurements. Each Party shall give not less than five (5) days notice to the other Party in advance of taking any of such actions, unless providing such notice is not feasible as a result of the need for immediate repairs in which case prompt notice shall be given.

                  B. Records. The records from the test of any metering equipment shall remain the property of the Party at whose expense the testing occurred, but, upon request, each Party shall submit to the other its records and charts (or, at its option, copies thereof), together with calculations therefrom, for inspection and copying, subject to return within ten (10) days after receipt thereof.


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ARTICLE 9.    INVOICES AND PAYMENT

         9.1 Billing. There shall be a single Monthly invoice. The Fixed Charges and Back-up Demand Charge Component shall be paid in advance on the third (3rd) Business Day of each Month during the Term. Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 16.1) for each Month during the Term, an invoice setting forth the total amount due Seller for the Fixed Charges, Back-up Demand Charge Component, Fuel Component, Variable O&M Component, Eight Percent Proxy Component, the Back-up Energy Component and any other charges due Seller or credits due Buyer pursuant to this Agreement as well as a summary of the allocation of any Net Revenues or Losses, Infineum Net Revenues or Losses, Power Augmentation Revenues and back-up Electricity costs and credits pursuant to Article 7, and for any other amounts due under this Agreement. If Seller from time to time does not know the actual amount of the Fuel Component, Back-up Energy Component, Variable O&M Component or any other charge due for a particular Month when Seller prepares an invoice pursuant to this Section 9.1, Seller may estimate such cost using all available data. To the extent that an estimate is provided and used for purposes of determining the Fuel Component, Variable O&M Component, Back-up Energy Component or any other charge, Seller shall provide Buyer a statement of the actual amount of such charge as soon as


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available to Seller, and Seller shall make the appropriate adjustment in the following Month's invoice. A sample invoice is attached as Exhibit N.

         9.2 Payment. On or before fifteen (15) days after receipt of Seller's invoice, or if such day is not a Business Day, the immediately following Business Day, Buyer shall render by wire transfer the amount set forth on such invoice to the payment address provided in Section 16.1. Overdue payments shall accrue interest from and including the due date to, but excluding, the date of payment at the Interest Rate. If Buyer in good faith disputes an invoice, Buyer shall provide a written explanation of Buyer's good faith basis for the dispute not later than thirty (30) days of the due date for amounts, and Buyer shall pay the entire invoice no later than the due date. Notwithstanding the foregoing, however, Buyer shall retain the right to dispute invoices after payment thereof for a period of three (3) years after the date on which the invoice was paid. If any amount disputed by Buyer is determined to be due to Buyer, it shall be paid to Buyer by Seller within ten (10) days of such determination, along with interest accrued at the Interest Rate from the date initial payment of such disputed amount was received by Seller until the date paid to Buyer.


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         9.3 Annual Reconciliation of Steam Btu Credit and Related Calculations.
Not later than the first Month after the end of a Commercial Operations Year, the Steam Btu Credit used in the calculation of the Steam Credit, Steam Fuel Price Credit and thereby the Fuel Component each Month during such Commercial Operations Year shall be recalculated taking into account the actual average annual hourly steam purchases by Bayway from Cogen for such Commercial
Operations Year. Seller shall make an appropriate adjustment on its invoice to Buyer for the first Month after the end of each Commercial Operations Year reflecting either a credit to the amounts due on Seller's invoice for such Month, or an additional charge (as the case may be) sufficient to reflect the difference between (i) the sum of the amounts paid by Buyer for the Fuel Component during the prior Commercial Operations Year and (ii) the Fuel
Component for the prior Commercial Operations Year recalculated (without interest) to take into account the recalculation of the Steam Btu Credit as contemplated above. In the event Buyer does not owe Seller an equivalent or greater amount under this Agreement in such Month, Seller shall make a payment to Buyer.

         9.4 Adjustments. Seller shall promptly prepare and deliver to Buyer an invoice setting forth any adjustments for discrepancies in billing identified through meter verifications pursuant to Article 8 or for any other reason that would require


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immediate reimbursement of billed amounts to Buyer or additional payments by
Buyer to Seller hereunder, along with interest accrued at the Interest Rate from the date such payments or reimbursements should have been paid in ordinary course to Buyer or Seller, as the case may be.

         9.5 Audit Rights. For a period of three (3) years after the rendering of any invoice furnished to Buyer pursuant to this Article 9, Buyer may obtain reasonable access to the books, records, files and other data in the possession of Seller of (i) the Facility (including matters relating to Sections 4.1 and 6.6) and (ii) the Existing Plant (whether kept by Seller or its Affiliates) and
(iii) the Additional Generation Facility, to the extent necessary to determine, verify, analyze or confirm the reasonableness and necessity of the amounts charged and credited pursuant to this Agreement, or to compare the costs incurred by the Existing Plant or the Additional Generation Facility to those incurred by the Facility. Seller shall make reasonable efforts to include in all cost-plus or cost pass-through type agreements having an aggregate value in excess of one hundred thousand ($100,000) between Seller and Seller's contractors or subcontractors a provision providing for Buyer's right to audit such contractors or subcontractors with respect to their charges to Seller that are paid by Buyer.


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         9.6 Books and Records. Each Party shall maintain complete and accurate records concerning the amounts charged and credited pursuant to this Agreement for a period of three (3) years from the invoices therefrom and shall make such records available to the other Party in accordance with the provisions of
Section 9.5.

ARTICLE 10.   TAXES

         Included in the payments by Buyer pursuant to Section 6.1, Buyer shall pay Seller for all Taxes arising with respect to the Facility, Fuel and the sale of Electricity to Buyer pursuant to this Agreement. Buyer shall indemnify, defend and hold harmless Seller from any Claims for such Taxes. Each Party shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with the intent to minimize Taxes, and shall use reasonable efforts to obtain and cooperate with the other Party in obtaining any exemption from or reduction of any Tax.

ARTICLE 11.   DEFAULT AND REMEDIES

         11.1 Seller Default. The occurrence of any of the following events shall constitute a "Default" by Seller (it being understood by the Parties that a Default by Seller hereunder shall not constitute a default under the Existing Ground Lease


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
Agreement or the Steam Agreement unless the facts constituting a Default hereunder separately constitute a default thereunder):

                  A. Seller fails to pay any amounts due to Buyer hereunder and such breach continues for a period of fifteen (15) days after notice thereof shall have been received by Seller from Buyer.

                  B. Seller fails to materially perform any obligation to Buyer, or breaches a material term or condition of this Agreement, including a breach of its representations and warranties or covenants hereunder, and such breach continues for a period of sixty (60) days after notice thereof has been received by Seller from Buyer; provided that if such breach is not reasonably capable of being cured within such sixty (60) day period and provided that Seller reasonably commences to cure such breach within such sixty (60) day period, such sixty (60) day period shall be extended for such additional period, but in no event longer than eighteen (18) Months, as is reasonably necessary to remedy such failure if and for so long as Seller is diligently continuing efforts to pursue a cure for such breach.

                  C. Seller or Seller's Guarantor, if any: (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commences,


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authorizes or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors, or such petition is filed against it and such proceeding remains undismissed for ninety (90) days;
(iii) otherwise becomes bankrupt or insolvent (however evidenced); or (iv) becomes unable to pay its debts as they fall due.

                  D. Seller's Guarantee, if any, ceases to be in full force and effect in accordance with its terms.

                  E. Any sale, assignment or other transfer in violation of
Article 15.

                  11.2 Buyer Default. The occurrence of any of the following events shall constitute a "Default" by Buyer (it being understood by the Parties that a Default by Buyer hereunder shall not constitute a default under the Existing Ground Lease Agreement or the Steam Agreement unless the facts constituting a Default hereunder separately constitute a default thereunder):

                  A. Buyer fails to pay any amounts due to Seller hereunder and such breach continues for a period of fifteen (15) days after written notice thereof has been received by Buyer from Seller.


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
                  B. Buyer fails to materially perform any obligation to Seller, or breaches a material term or condition of this Agreement, including a breach of its representations and warranties or covenants hereunder, and such breach continues for a period of sixty (60) days after notice thereof has been received by Buyer from Seller; provided that if such breach is not reasonably capable of being cured within such sixty (60) day period and provided that Buyer reasonably commences to cure such breach within such sixty (60) day period, such sixty (60) day period shall be extended for such additional period, but in no event longer than eighteen (18) Months, as is reasonably necessary to remedy such failure if and for so long as Buyer is diligently continuing efforts to pursue a cure for such breach.

                  C. Buyer or Buyer's Guarantor: (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors, or such petition is filed against it and such proceeding remains undismissed for ninety (90) days; (iii) otherwise becomes bankrupt or insolvent (however evidenced); or (iv) becomes unable to pay its debts as they fall due.


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                  D. The Parent Guaranty ceases to be in full force and effect in accordance with its terms.

                  E. A default by Bayway pursuant to the Existing Ground Lease Agreement that in any way materially affects Seller's ability to perform its obligations under this Agreement.

         11.3 Remedies. If a Default has occurred and is continuing, the Party, if any, that is not in Default may, subject to Article 14, take any action at law or in equity that may be available to it to enforce the payment of any damages or the performance of all obligations of the Party in Default hereunder. Notwithstanding the foregoing, Buyer shall have no right to terminate this Agreement unless Buyer shall have provided all Lenders and Existing Plant Lenders notice of a breach pursuant to Section 11.1. Seller and any Lender or Existing Plant Lender shall each have no less than the specified amount of time to cure such breach, which time shall expire on the later of the dates available for such cure to Seller, any Lender or any Existing Plant Lender.

         11.4 Damages. Upon the occurrence of a Default hereunder, the aggrieved Party may elect to terminate this Agreement by providing notice thereof to the defaulting Party and shall be


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entitled to seek damages as available at law except as may be limited pursuant to Section 11.5.

         11.5 Limitation on Liability for Damages. The Parties confirm that the express remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy, the obligor's liability shall be limited as set forth in such provision and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly herein provided, the obligor's liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived, except that either Party may seek specific performance of any provision of this Agreement, including such temporary injunctive relief as may be available at law or equity. Neither Party shall be liable for consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort or contract, under any indemnity provision or otherwise. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including the negligence of any Party, whether


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such negligence be sole, joint or concurrent, or active or passive. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, that otherwise obtaining an adequate remedy is inconvenient and that the liquidated damages constitute a reasonable approximation of the harm or loss.

         11.6 Duty to Mitigate. Each Party shall use commercially reasonable efforts to mitigate the incurrence of damages.

ARTICLE 12.   FORCE MAJEURE

         12.1 Force Majeure. If a Claiming Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party shall be excused from whatever performance is affected by such Force Majeure event but only to the extent so affected, provided that:
(i) the Claiming Party, within two (2) days after the occurrence of the Force Majeure event, gives the other Party notice describing the particulars of the occurrence and its estimated duration; (ii) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; and (iii) the Claiming Party uses commercially reasonable efforts to remedy its inability to perform, to secure substitute suppliers or services and to resume its full performance under


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this Agreement; provided, however, that the Claiming Party's obligation to remedy its inability to perform shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in said dispute, are contrary to its best interest. Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall Buyer be excused by reason of Force Majeure from its obligation to pay any amounts due under this Agreement, including all Fixed Charges and the Back-up Demand Charge Component, the Eight Percent Proxy Component, any back-up energy expenses that are the responsibility of Buyer and any costs incurred by Seller pursuant to any then existing contractual or other binding obligation related to the Facility that would otherwise be the responsibility of Buyer pursuant to this Agreement and (ii) in no event shall Seller be excused by reason of Facility Force Majeure from its obligation to purchase back-up energy pursuant to this Agreement.

         12.2 Force Majeure Defined. "Force Majeure" means any event beyond the reasonable control of the Party affected thereby that adversely affects the ability of such Party to perform any obligation hereunder (other than failure to pay money when due), including but not limited to the following: acts of God, war or foreign enemy; unusually severe weather conditions; flood; earthquake; storm; hurricane; epidemics; lightning; fire;


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drought; explosion; riot; civil disturbance; strikes, lockouts or similar labor interruptions or labor disputes; sabotage; an event of force majeure occurring with respect to, or a suspension, curtailment or service interruption of, any Third Party supplier of Electricity, gas, water or waste water, or any Third Party Electricity, gas, water or waste water transmission or distribution provider (including any independent system operator or equivalent, and any interstate natural gas pipeline or any local Electricity, gas or water distribution company or provider of waste water); arrests and restraints of rules and people; any action of a court or a binding order of any Governmental Authority; inability after diligent application to obtain or maintain required permits, zoning or other required approvals from any Governmental Authority or other Third Party whose consent is required as a condition to a Party's performance hereunder; the surface or subsurface presence at the site of pollution, Hazardous Materials or contamination, which shall prevent, require a change in, increase the cost of or otherwise adversely affect the design, construction or operation and maintenance of, or the completion schedule for, or the occurring of the In-Service Date of, the Facility; failure of Third Party facilities or Third Party major equipment breakdown; failure of any contractor, subcontractor or supplier to furnish labor, services, materials or equipment on the dates agreed to if such failure is caused by a Force Majeure; a change in applicable law;


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the failure of any public agency or Governmental Authority or any utility having jurisdiction of the Existing Site to maintain utilities, services, water and sewer lines and power transmission lines; and any circumstance that would in the reasonable opinion of such Party endanger persons or property. A failure of equipment or machinery controlled or operated by a Party (whether leased or owned) shall not be considered Force Majeure irrespective of whether such equipment or machinery has been designed, manufactured, installed, or maintained by the Party or a Third Party unless such failure was due to a Force Majeure.

ARTICLE 13.   INDEMNIFICATION

         13.1 Indemnification for Claims. Each Party shall defend, indemnify and hold harmless the other Party and its officers, directors, employees, contractors, subcontractors, Affiliates and agents ("Related Parties") from and against any and all Third Party liabilities, claims, injuries (including death resulting therefrom), property damage, fines, penalties or assessments by any public agency, insofar as not prohibited by law, costs or expenses (including costs of defense, settlement and reasonable attorneys' fees) (collectively, "Claims") to the extent caused by the negligence or willful misconduct of the indemnifying Party or its Related Parties in connection with performance under this Agreement. The term "liabilities" in the preceding sentence, and


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the indemnification obligation, include any strict liability and other liability without fault, however named, asserted against the Party indemnified.

         13.2 Notice. Each Party hereto shall promptly furnish the other Party with notification (but in no event later than ten (10) days prior to the time any response is required by law) after such Party becomes aware of any event or circumstance which might give rise to such indemnification.

         13.3 Defense. The indemnifying Party shall have the right to defend any suit asserting a Claim covered by this indemnity and shall pay all costs and expenses (including reasonable attorney's fees and expenses) that may be incurred in enforcing this indemnity. The indemnified Party may, at its own expense, retain separate counsel and participate in the defense of any such suit or action. The indemnifying Party shall not compromise or settle a Claim hereunder without the prior written consent of the indemnified Party; provided, however, that in the event such consent shall be withheld, then the liability of the indemnifying Party shall be limited to the aggregate of the amount of the proposed compromise or settlement, the amount of counsel fees and expenses outstanding at the time such consent shall have been withheld, and the amount of any outstanding claim against which indemnification applies and which is not covered by the proposed


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compromise or settlement (together with all costs and expenses associated with such outstanding Claim). Thereafter, the Party withholding such consent shall hold harmless and reimburse the indemnifying Party, upon demand, for the amount of any additional liability, counsel fees and expenses incurred by the indemnifying Party over and above the amounts described above after the time such consent shall have been withheld. To the extent one Party disputes its obligation to indemnify the other Party, it shall not be considered a breach of this Agreement for such Party to fail to perform under this Section 13.3 until such time as such Party is determined to have the obligation to indemnify under
Section 13.1.

         13.4 Survival of Indemnifications. The provisions of this Article shall survive the expiration or earlier termination of this Agreement.

ARTICLE 14.   DISPUTE RESOLUTION

         14.1     Dispute Resolution.

                  A. The Parties agree to work in good faith to resolve any claim, demand, cause of action, dispute or controversy arising out of or relating to this Agreement. The Parties shall


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refer any such dispute to representatives of each Party's senior management for resolution.

                  B. If the representatives of each Party's senior management are unable to resolve such dispute within ten (10) Business Days after such referral, the Parties shall have the right to exercise any and all remedies available to them at law or in equity, except with respect to those disputes subject to Section 14.2 below.

         14.2 Binding Arbitration. Any dispute not resolved pursuant to Section 14.1A above that arises out of or relates to Sections 4.1 or 6.2 of this Agreement shall be subject to binding arbitration in accordance with the terms of this Section 14.2.

         A. Notice; Selection of Arbitrators. Within thirty (30) days after the delivery by a Party to the other Party of any notice of a dispute under Sections
4.1 or 6.2, Seller and Buyer shall endeavor to agree upon an appropriately qualified, neutral Third Party arbitrator to resolve such dispute. If Seller and Buyer cannot agree upon a single arbitrator within such thirty (30) day period, then within fifteen (15) days after the occurrence of the Parties' failure to agree, each shall appoint an arbitrator, and the two arbitrators shall, within fifteen (15) days after both have been appointed, designate a third


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appropriately qualified neutral arbitrator. While the third arbitrator shall be neutral, the two Party-appointed arbitrators are not required to be neutral, and it shall not be grounds for removal of either of the two Party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present relationships with the Party that appointed such arbitrator. Either Party may seek enforcement in any court of competent jurisdiction in New York, New York of the obligation of the other Party to appoint an arbitrator and otherwise facilitate the resolution of disputes in accordance with this Article 14. In addition, in the event the Party-appointed arbitrators cannot agree upon a third arbitrator, either Party may seek judicial appointment of such arbitrator in any such court of competent jurisdiction.

                  B. Qualifications of Arbitrators. Each arbitrator appointed under this Article 14 shall be a business person with expertise in the electric generation industry. The single appropriately qualified, neutral Third Party arbitrator or the third appropriately qualified neutral arbitrator referred to
Section 14.2A above shall be a person who has over eight years professional experience in electric industry related matters and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or the subject matter of the arbitration.


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                  C. Procedures. Arbitration shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law on arbitration, by the Commercial Arbitration Rules of the American Arbitration Association. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. In deciding the substance of the Parties' disputes, the arbitrators shall refer to the governing law. The arbitration proceeding shall be conducted in New York, New York. To the fullest extent permitted by law, any arbitration proceeding and the arbitrators award shall be maintained in confidence by the Parties. Each Party shall pay its own costs and expenses with respect to any arbitration hereunder and the Parties shall share equally in the costs of the third arbitrator.

                  D. Award. Within thirty (30) days after the arbitrator(s) have been selected, each Party shall submit to the arbitrator(s) its arguments with respect to, and a proposal for the resolution of, the matter in dispute. The arbitrator(s) shall then select as an appropriate resolution, given the nature and circumstances of the dispute, the most reasonable of either (x) Seller's proposed resolution or (y) Buyer's proposed resolution; the arbitrator(s) shall have no authority to


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establish or impose any resolution other than those proposed by Seller or Buyer.
The arbitrators shall have no authority to award treble, consequential, exemplary or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, and the Parties hereby waive any right they might otherwise have to recover any such damages. The arbitrator(s) shall endeavor to complete any arbitration within ninety (90) days after the matter has first been submitted to it or them under this Section 14.2.

                  E. Determinations Binding. Judgment may be entered on any determination by the arbitrator(s) as to an appropriate resolution that is within the authority of the arbitrator(s), and such determination shall be binding on Seller and Buyer and shall be enforceable in any court of law having jurisdiction over Seller and Buyer, as appropriate. Any resolution determined by the arbitrator(s) shall be the exclusive remedy available to each Party with respect to the matter submitted to arbitration.

         14.3 Burden of Proof. In the event that Seller commences any litigation or arbitration between Buyer and Seller regarding the costs and expenses incurred by Seller in constructing, operating, and maintaining the Facility which have been paid or


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are due and payable to Third Parties by Seller and have not been reimbursed to
Seller by Buyer pursuant to this Agreement, Buyer shall bear the burden of establishing that Seller is not entitled to reimbursement of such costs and expenses by Buyer in accordance with the terms and conditions of this Agreement.

ARTICLE 15.   ASSIGNMENT

         15.1 General. Except as provided in this Article 15, neither Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any other Person without the express written consent of the other Party, which consent shall not be unreasonably withheld. Consent shall be deemed given if the other Party does not respond within five (5) Business Days of being notified of a Party's intention to make such an assignment.

         15.2 Permitted Assignments. Either Party may assign this Agreement to an Affiliate.

         15.3 Sale of Bayway Refinery. If the Bayway Refinery is sold, assigned or otherwise transferred in whole or in part to any other Person, simultaneously with such sale, Buyer shall assign this Agreement to such other Person.


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         15.4 Assignment Conditions. In the event of an assignment pursuant to
Section 15.1, 15.2, or 15.3 of this Agreement,

         (a) the assigning Party and the assignee shall execute and deliver to the other Party an assignment and assumption agreement, in the form attached hereto as Exhibit O, whereby:

                  (i) such assigning Party shall unconditionally assign this Agreement to the assignee, accompanied by an opinion of counsel to such assigning Party addressed and reasonably acceptable to such other Party to the effect that such assignment has been duly authorized by such assigning Party and constitutes the legal, valid and binding obligation of such assigning Party, enforceable against such assigning Party in accordance with its terms; and

                  (ii) the assignee shall unconditionally assume all of the assigning Party's obligations under this Agreement and agree to be bound by all terms and conditions of this Agreement, accompanied by an opinion of counsel to such assignee addressed and reasonably acceptable to the non-assigning Party to the effect that such assignment and assumption agreement has been duly authorized by such assignee and constitutes the legal, valid and binding obligation of such assignee, enforceable against such assignee in accordance with its terms,


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         (b)      except as provided for in section 15.5 of this
Agreement,
                  (i) the assigning Party shall remain and continue to be liable to the non assigning Party for all obligations of the Seller or Buyer (as the case may be) arising pursuant to this Agreement before the date of such assignment,
                  (ii) the assigning Party shall remain and be jointly and severally liable, along with the assignee, for all obligations of the Seller or Buyer (as the case may be) arising pursuant to this Agreement on and after the date of such assignment, and
                  (iii) any Guarantor of the obligations of the Seller or Buyer (as the case may be) shall continue to guarantee all obligations of the Seller or Buyer (as the case may be) arising pursuant to this Agreement before, on, and after the date of such assignment, and

         (c) the assigning Party shall furnish to the non-assigning Party as soon as practicable, but in no event later than ten (10) days after the effective date of such assignment, all information necessary for the non-assigning Party to make payments and furnish notice to the assignee following the effective date of the assignment.


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         15.5 Survival of Guarantees; Substitute Guarantors.

                  A. If this Agreement is assigned by Buyer pursuant to the terms and conditions of this Article 15, including if the Bayway Refinery is sold or otherwise transferred in whole or in part to any other Person, the Parent Guaranty shall remain in full force and effect with regard to all obligations of Buyer arising under this Agreement before, on and after such assignment, sale or transfer unless and until Guarantor provides for a substitute Guarantor (the "Substitute Guarantor") with respect to its guaranty of the obligations of Buyer hereunder, which Substitute Guarantor must meet all of the following conditions, namely that such Substitute Guarantor shall:

                            (i) execute and deliver to Seller a new guaranty
                  guaranteeing the obligations of the assignee (the "Substitute Guaranty") substantially in the form of the Parent Guaranty, accompanied by an opinion of counsel to the Substitute Guarantor addressed and reasonably acceptable to Seller to the effect that the Substitute Guaranty has been duly authorized by such Substitute Guarantor and constitutes the legal, valid and binding obligation of such Substitute Guarantor, enforceable against such Substitute Guarantor in accordance with its terms (subject to limitations on the enforcement thereof by bankruptcy, insolvency and other similar


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                  laws affecting the rights of creditors generally and to
                  the application of principles of equity), and

                            (ii) provide evidence satisfactory to Seller that
                  the Substitute Guarantor's then (x) long-term debt is rated by Standard & Poor's Corporation at BBB or above or by Moody's Investors Services at Baa2 or above, and (y) net assets, determined in accordance with Generally Accepted Accounting Principles, is not less than two billion dollars ($2,000,000,000).

Guarantor shall be released of its Parent Guaranty with regard to obligations arising after the effective date of the Substitute Guaranty and the assigning Party shall be released of its obligations under this Agreement arising after the effective date of the Substitute Guaranty upon full compliance with the provisions of Section 15.4, and this Section 15.5A. In the case in which an assignee of Buyer meets the requirements of Section 15.5A(ii) to be a Substitute Guarantor, and the provisions of Section 15.4 have been fully complied with, any Guarantor or Substitute Guarantor and the assigning Party shall be released with regard to their respective obligations under this Agreement or any Parent Guaranty or Substitute Guaranty arising after the date of full compliance with the provisions of Section 15.4.


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                  B. If this Agreement is assigned by the Seller pursuant to the terms and conditions of this Section 15, such assigning Party shall remain liable to the Buyer as provided for in Section 15.4 of this Agreement unless and until either of the two following conditions occurs:

                            (i) Such assigning Party and assignee have fully
                  complied with the provisions of Section 15.4 of this Agreement, and the assigning Party has provided evidence satisfactory to Buyer that the assignee's then (x) long-term debt is rated by Standard & Poor's Corporation at BBB or above or by Moody's Investors Services at Baa2 or above, and (y) net assets, determined in accordance with Generally Accepted Accounting Principles, is not less than two billion dollars ($2,000,000,000); or
                            (ii) such assigning Party and assignee have fully
                  complied with the provisions of Section 15.4 of this Agreement, and the assigning Party provides for a guarantor of the obligations of Seller hereunder (the "Seller Guarantor"), which Seller Guarantor must meet all of the following conditions: (a) the Seller Guarantor shall execute and deliver to Buyer a guaranty guaranteeing the obligations of the assignee (the "Seller Guaranty") substantially in the form of the Parent Guaranty, accompanied by an opinion of counsel


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                  to the Seller Guarantor addressed and reasonably acceptable to
                  Buyer to the effect that the Seller Guaranty has been duly authorized by the Seller Guarantor and constitutes the legal, valid and binding obligation of the Seller Guarantor, enforceable against the Seller Guarantor in accordance with its terms (subject to limitations on the enforcement thereof by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and to the application of principles of equity), and (b) evidence satisfactory to Buyer that the Seller Guarantor's then (x) long-term debt is rated by Standard & Poor's Corporation at BBB or above or by Moody's Investors Services at Baa2 or above, and (y) net assets, determined in accordance with Generally Accepted Accounting Principles, is not less than two billion dollars ($2,000,000,000).

The assigning Party shall be released of its obligations arising after the date of any assignment pursuant to Section 15.5B(i) or after the effective date of the Seller Guaranty upon full compliance with the provisions of Section 15.4 and this Section 15.5B.


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                  C. If a Seller Guaranty is in effect and this Agreement is thereafter assigned by Seller pursuant to the terms and conditions of this
Article 15, the Seller Guaranty shall remain in full force and effect with regard to all obligations of Seller arising under this Agreement after the effective date of such Seller Guaranty, including during any such time that is before, on and after such assignment, until Seller provides for a substitute Seller Guarantor (the "Substitute Seller Guarantor") with respect to its guaranty of the obligations of Seller hereunder, which Substitute Seller Guarantor must meet all of the conditions specified in Section 15.5B(ii) for the Seller Guarantor. The Seller Guarantor shall be released of its Seller Guaranty with regard to obligations arising after the effective date of the Substitute Seller Guaranty and the assigning Party shall be released of its obligations arising after the effective date of the Substitute Seller Guaranty upon full compliance with the provisions of Section 15.4, and this Section 15.5C. In the case in which a Seller Guaranty is in effect and this Agreement is thereafter assigned by Seller to an assignee that also meets the requirements of this
Section 15.5C to be a Substitute Seller Guarantor, and the provisions of Section
15.4 have been fully complied with, any Seller Guarantor or Substitute Seller Guarantor, as the case may be, and the assigning Party shall be released with regard to their respective obligations under this


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Agreement or any Seller Guaranty arising after the date of full compliance with the provisions of Section 15.4.

         15.6 Further Assurances. If reasonably requested by a Party proposing to effect an assignment pursuant to this Article 15, the other Party shall reasonably cooperate to facilitate such proposed assignment, including without limitation by agreeing to furnish an estoppel certificate if and to the extent appropriate with respect to the assigning Party's compliance under this Agreement.

         15.7 Violations a Default; Further Remedies. Any sale, assignment or other transfer by Seller or Buyer in violation of this Article 15 shall constitute a Default hereunder at the option of the other Party (an "Article 15 Default"). In addition, in the event of an Article 15 Default, such other Party shall be entitled to the following relief, in addition to any other remedies available at law or equity:

                  A. Until Buyer's non-compliance is cured, Seller shall (i) be relieved of all obligations to deliver Electricity to Buyer or Buyer's proposed assignee and to purchase or pay for any back-up Electricity for Buyer or Buyer's proposed assignee hereunder and (ii) be entitled to operate the Facility to sell all of the capacity or energy or other products or services


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derived from the Facility and shall retain all of the revenues derived therefrom, or

                  B. Until Seller's non-compliance is cured, Buyer shall be entitled to, and Seller, in addition to any other obligations Seller may have under this Agreement, shall pay Buyer, one (1) cent per kWh for each kWh of Electricity produced by the Facility.

ARTICLE 16.   NOTICES

         16.1 General. All notices, notifications, invoices, payments, consents or other communications between the Parties shall be given in writing and shall either be delivered by hand or sent by certified or registered mail, return receipt requested, or by facsimile followed immediately by certified or registered mail, return receipt requested, as follows:

                  If to Buyer, to:

                            Tosco Refining, L.P.
                            1400 Park Avenue
                            Linden, New Jersey  07036
                            Attn:  Catherine Pihokken
                            Facsimile:  (908) 523-5258
                  with a copy to:

                            Tosco Refining, L.P.
                            1400 Park Avenue
                            Linden, New Jersey  07036
                            Attn:  Refinery Manager
                            Facsimile:  (908) 523-5900

                  If to Bayway, to:

                            Bayway Refining Company
                            1400 Park Avenue
                            Linden, New Jersey  07036
                            Attn:  Catherine Pihokken
                            Facsimile:  (908) 523-5258

                  with a copy to:

                            Bayway Refining Company
                            1400 Park Avenue
                            Linden, New Jersey  07036
                            Attn:  Refinery Manager
                            Facsimile:  (908) 523-5900

                  If to Seller, to:

                            East Coast Power L.L.C.
                            Pennzoil Building - South Tower
                            711 Louisiana Street
                            32nd Floor
                            Houston, Texas  77002
                            Attn:  Mr. Robert J. Licato
                            Facsimile:  (713) 345-9705

                  with a copy to:

                            East Coast Power, L.L.C.
                            1095 Cranbury South River Rd.
                            Suite 10
                            Jamesburg, New Jersey  08831
                            Attn:           Director of Operations
                            Facsimile:  (609) 409-9404

Notices shall be deemed received when delivered by hand, upon receipt (as indicated on a return certificate), or when sent by facsimile.


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         16.2 Changes. Either Party may change this address for notice hereunder, or provide for additional Persons to be noticed, by giving the other Party notice as provided above.

         16.3 Holidays. If the date on which a notice is due, or a prescribed action is necessary falls on a day that is not a Business Day, the date on which such notice or action shall be due shall be extended until the next succeeding Business Day.

ARTICLE 17.   CONFIDENTIALITY

         The Parties agree that all information (including information concerning Buyer's or Seller's operations such as information relating to nominations, scheduling and maintenance at the Bayway Refinery or the Existing Plant, the Facility or the Additional Generating Facility) relating to this Agreement and the terms or conditions of this Agreement or disclosed pursuant to any term or provision of this Agreement shall be kept confidential and shall not be disclosed or used for any purpose other than matters related to this Agreement. Such obligations of confidentiality shall extend to all such information, whether exchanged orally or in written or electronic forms, and whether or not designated at the time exchanged as confidential and shall survive the termination of this Agreement by three (3) years. Each Party shall be permitted to disclose confidential information to such Party's and its Affiliates' officers,


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directors, employees, agents, counsel, accountants, consultants, contractors or advisors who need to know such information for the purpose of implementing this Agreement or the transactions contemplated hereby, and agrees to notify such Persons of the confidential nature of such information, and to be responsible for any unauthorized disclosure of such information by such Persons. Seller shall be permitted to disclose confidential information to those of its Lenders and prospective Lenders or prospective purchasers who agree to keep information confidential by executing a confidentiality agreement in form and substance which reasonably satisfies the provisions of this Article. Information shall not be deemed to be confidential if it (i) was in the public domain prior to the date hereof, (ii) becomes publicly available after the date hereof other than as a result of the unauthorized disclosure thereof by a Party or by an officer, director, employee, agent or Affiliate of a Party, or (iii) is required to be disclosed pursuant to applicable laws or regulations or pursuant to administrative or judicial process; provided, however, that the disclosing Party provides the non- disclosing Party with written notice of the information to be disclosed as far in advance of its disclosure as is practicable and that, except with regard to disclosures to the Securities and Exchange Commission, the disclosing Party uses its best efforts to obtain assurances that confidential treatment will be accorded to such information. The Parties shall be entitled to all


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remedies available at law or in equity to enforce or seek relief in connection with this confidentiality obligation.

ARTICLE 18.   FURTHER ASSURANCES; OTHER FACILITIES

         18.1 General. Each Party agrees to execute and deliver all further instruments and documents, and take any further action that may be reasonably necessary to effectuate the purpose and intent of this Agreement.

         18.2 First Amendment to the Steam Agreement. Buyer, Bayway and Seller have agreed to the form of an amendment to the Steam Agreement, attached hereto as Exhibit P. Buyer and Bayway agree to deliver to Seller such amendment, executed by Bayway, not later than ten (10) days after presentation to Buyer and Bayway by Seller of an original of such amendment, executed by Seller's Affiliate, Cogen Technologies Linden Venture, L.P., in the form attached hereto as Exhibit P, and Seller agrees to present such executed amendment to Buyer and Bayway prior to the Commercial Operations Date. Any Party's failure to deliver an executed amendment as provided herein shall be a default under this Agreement and shall not relieve or otherwise excuse such Party from its obligations under this Agreement.


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         18.3 Permits and Governmental Approvals. Buyer and Seller will cooperate with each other and shall use reasonable efforts to assist the other Party in obtaining all permits and approvals from any Governmental Authority required for the construction and operation of the Facility, Appurtenant Systems and interconnections and for favorable Tax treatments. At Buyer's request after the Commercial Operations Date, Seller shall use commercially reasonable efforts, at Buyer's expense, to modify or amend any such permits or approvals, provided that such modifications or amendments shall have no material adverse effect on Seller.

         18.4 Financing. Buyer understands that Seller or its Affiliates may from time to time arrange financing relating to the Facility, and Buyer agrees to cooperate with Seller's or its Affiliates' financing efforts. If any Lender requires any consents to this Agreement, Buyer agrees to enter into good faith negotiations with Seller with respect to such Lender's or investor's requested consents and will provide, at Seller's request, opinions of counsel or estoppel certificates reasonably related thereto.

         18.5 Additional Consideration. Buyer, Bayway and Seller hereby agree that the Facility is intended to perform the functions of the Exxon System and that any and all obligations of


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Cogen under Article 7 of the Existing Ground Lease Agreement are hereby deemed satisfied in full; provided, however, that in the event Seller fails to achieve the Commercial Operations Date, unless such failure is solely due to a breach by Buyer or Bayway of its obligations under this Agreement, the Existing Ground Lease Agreement, the Interconnection Lease or the Steam Agreement, this Section
18.5 shall have no effect on any obligations of Cogen pursuant to Article 7 of the Existing Ground Lease Agreement, which such obligations of Cogen shall not be deemed satisfied.

ARTICLE 19.   MISCELLANEOUS

         19.1 Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, then such holding shall not invalidate or render unenforceable any other provision hereof and the Parties shall immediately renegotiate in good faith such provision to eliminate such invalidity or unenforceability, consistent with the intent of this Agreement.


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         19.2 Captions, Titles and Headings. The captions, titles, and headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

         19.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of New Jersey, without regard to principles of conflict of laws thereof.

         19.4 Non-Waiver. Except as may be expressly provided in this Agreement or in a writing signed by the Party against whom a waiver is claimed, the failure of either Party to insist in any instance on strict performance of any provision of this Agreement shall not be construed as a waiver of any such provision or the relinquishment of any rights thereunder in the future, but the same shall continue and remain in full force and effect.

         19.5 Relationship of the Parties. The Parties are and intend to be independent contractors with respect to each other. THIS AGREEMENT SHALL NOT BE INTERPRETED OR CONSTRUED TO CREATE AN ASSOCIATION, TRUST, PRINCIPAL--AGENT RELATIONSHIP, JOINT VENTURE OR PARTNERSHIP BETWEEN THE PARTIES OR TO IMPOSE ANY PARTNERSHIP, AGENCY OR FIDUCIARY OBLIGATION OR LIABILITY UPON EITHER PARTY. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind


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the other Party, except as may be expressly provided herein to perform a duty or obligation specifically set forth herein, and then only to the extent reasonably necessary to perform such duty or obligation.

         19.6 Existing Plant. Notwithstanding any reference herein to the Existing Plant, nothing in this Agreement shall be deemed or construed to create an obligation of Seller or any Affiliate of Seller:

                  (i) to operate the Existing Plant; or

                  (ii) if operated, to operate the Existing Plant for the benefit of Buyer or in any manner except as may be in the sole discretion of and for the sole benefit of Seller or its Affiliates.

         19.7 Parties in Interest. This Agreement shall inure only to the benefit of Buyer and Seller and their permitted successors and assigns. Nothing contained in this Agreement, whether express or implied, is intended to confer upon any Third Party any benefits, rights or remedies.

         19.8 Non-Dedication of Facility. Seller and Buyer agree that no part of the Facility shall be dedicated for the sale of


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electrical or thermal energy to the public generally and indiscriminately, for the exercise of a public franchise, or in the exercise of a public utility function.

         19.9 Modification. The provisions of this Agreement, including any exhibits, may be modified only by written agreement duly executed by each Party.

         19.10 Entire Agreement. This Agreement shall constitute the entire Agreement between the Parties and cancels and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.

         19.11 Attorneys' Fees. If any lawsuit or other action or proceeding relating to this Agreement is brought by either Party against the other Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

         19.12 Costs and Expenses. In any dispute where any Party is entitled to reimbursement of costs, "costs" shall include interest on any judgment, court costs, and reasonable legal fees and expenses (including allocated fees of in-house counsel).


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         19.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.

         19.14 Survival of Obligations. Except as may be expressly provided in this Agreement, termination of this Agreement for any reason shall not relieve either Party of any obligation accruing or arising prior to such termination.


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         IN WITNESS WHEREOF, the Parties have hereto executed this Agreement on the dates shown beneath their respective signatures, intending the rights and obligations of the Parties to become effective on the day and year first written above.

                                    EAST COAST POWER, L.L.C.

                                    By: /s/ ROBERT J. LICATO
                                       ------------------------------

                                    Printed Name: Robert J. Licato
                                                 --------------------
                                    Title: President
                                          ---------------------------


                                    TOSCO REFINING, L.P.

                                    By:   Tosco Corporation, its sole
                                             general partner

                                    By: /s/ DWIGHT H. WIGGINS
                                       ------------------------------

                                    Printed Name: Dwight H. Wiggins
                                                 --------------------

                                    Title: President
                                          ---------------------------

         SOLELY FOR PURPOSES OF SECTIONS 3.1, 18.2 AND 18.5 OF THIS AGREEMENT, AND FOR GOOD AND VALID CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, BAYWAY REFINING COMPANY SHALL BE DEEMED A PARTY HERETO AND HEREBY AGREES TO THE TERMS AND CONDITIONS OF THE ABOVE REFERENCED SECTIONS.

                                    BAYWAY REFINING COMPANY

                                    By: /s/ DWIGHT H. WIGGINS
                                       ------------------------------

                                    Printed Name: Dwight H. Wiggins
                                                 --------------------

                                    Title: President
                                          ---------------------------

                                      160